Exhibit (k)(33)

ASSET PURCHASE AGREEMENT

by and between

TRIANGLE CAPITAL CORPORATION

and

BSP ASSET ACQUISITION I, LLC

DATED AS OF APRIL 3, 2018

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of April 3, 2018 (this “Agreement”), by and between Triangle Capital Corporation, a Maryland corporation (“Seller”), and BSP Asset Acquisition I, LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

WHEREAS, Seller has elected to be regulated as a “business development company” (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, Seller owns the Purchased Assets (as defined below);

WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and assume, the Purchased Assets and Assumed Obligations (as defined below);

WHEREAS, the board of directors of Seller (the “Seller Board”) has approved this Agreement and recommended that the stockholders of Seller approve this Agreement and the transactions contemplated hereby (the “Contemplated Transactions”);

WHEREAS, contemporaneously herewith, Seller and Barings LLC (“New Adviser”) are entering into a Stock Purchase and Transaction Agreement (the “Externalization Agreement”) pursuant to which (i) New Adviser will make a cash payment to the holders of record of issued and outstanding shares of common stock, par value $0.001 per share, of Seller (“Seller Common Stock”), (ii) New Adviser will acquire shares of Seller Common Stock directly from Seller, and (iii) New Adviser will enter into an investment management agreement and an administration agreement with Seller, in each case on the terms, and subject to the conditions, set forth in the Externalization Agreement (the foregoing, collectively, the “Externalization Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINED TERMS

1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.6(d).

“Administrative Agent” means, with respect to a Purchased Loan, and solely to the extent applicable, Seller or any of its Subsidiaries, in its capacity as the administrative agent, collateral agent, servicer, payment agent, documentation agent, sub-advisor, arranger or other similar agent, advisor or arranger.

“Adverse Recommendation Change” has the meaning set forth in Section 7.3(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall a portfolio company of Seller, whether an Existing Portfolio Company or otherwise, be deemed to be an Affiliate of Seller.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 3.6(a).

“Alternative Arrangement” has the meaning set forth in Section 7.11.

“Applicable Law” means, with respect to a specified Person, any federal, state, local, municipal, or foreign constitution, treaty, law (including the common law), statute, code, ordinance, rule, regulation, permit, approval, judgment, order, writ, decree or injunction applicable to the specified Person.

“Articles of Transfer” has the meaning specified in Section 3.1.

“Assignment and Assumption Agreement” means (i) with respect to any Purchased Loan that does not include a specific form of assignment and assumption agreement or similar document within the Purchased Loan Documents governing such Purchased Loan, the Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (or such other form as may be agreed to by the parties hereto), (ii) with respect to any Purchased Loan that includes a specific form of assignment and assumption agreement or similar document within the Purchased Loan Documents governing such Purchased Loan, such specific form of assignment and assumption agreement or similar document, (iii) with respect to any Purchased Equity Interest that constitutes one or more shares of capital stock, a stock transfer power separate from a certificate representing such shares, together with such physical certificate (if issued in physical form); (iv) with respect to any Purchased Equity Interest other than shares of capital stock with respect to which the relevant Organizational Documents do not include a specific form of assignment and assumption agreement or similar document, an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto (or such other form as may be agreed to by the parties hereto), and (v) with respect to any Purchased Equity Interest with respect to which the relevant Organizational Documents include a specific form of assignment and assumption agreement or similar document, such specific form of assignment and assumption agreement or similar document, in each case pursuant to which Seller shall sell, transfer, assign, convey and deliver the Purchased Assets to Buyer and Buyer shall assume and agree to pay, perform or otherwise discharge the Assumed Obligations.

“Assumed Obligations” has the meaning specified in Section 2.2.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“BB&T” means Branch Banking and Trust Company, in its capacity as administrative agent for the Lenders under the Seller Loan Documents, and its successors and permitted assigns in such capacity.

“BDC” has the meaning set forth in the Recitals to this Agreement.

“Board Recommendation” has the meaning set forth in Section 4.3(a).

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Purchased Loan Documents.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Contracts” has the meaning set forth in Section 5.2(b).

“Buyer Disclosure Schedule” means that certain disclosure schedule delivered by Buyer to the Seller prior to the execution of this Agreement, which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in Article V of this Agreement or as an exception to one or more representations or warranties contained in this Article V of this Agreement, or to one or more of Buyer’s covenants contained in this Agreement, to the extent the relevance of such disclosure to such section or subsection is reasonably apparent on its face.

“Buyer Expenses” means an amount equal to Buyer’s documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of Agreement and the Contemplated Transactions (including, without limitation, all reasonable outside attorneys’, accountants’, consultants’ and investment bankers’ fees and expenses), but subject to a maximum of $4,250,000; provided that, for the avoidance of doubt, in no event shall Buyer Expenses include any internally allocated costs of Buyer.

“Buyer Organizational Documents” has the meaning set forth in Section 5.1(b).

“Buyer Regulatory Approvals” has the meaning set forth in Section 5.3(a).

“Claim” means any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cut-off Time” means 5:00 p.m. (New York, New York time) on the second Business Day immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competing Proposal” means any inquiry, proposal or offer made by any Third Party: (a) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions (including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Seller or (ii) any one or more assets or businesses of the Seller or its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Seller and its Subsidiaries, taken as a whole; or (b) any other transaction not covered in the foregoing (a) involving a restructuring or any other change in the operations of the Seller that would result in the Seller converting from an internally managed BDC to an externally managed BDC, whether or not such transaction is coupled with a capital infusion or purchase of shares of the Seller, or (c) any liquidation of the Seller, in each case other than the Contemplated Transactions and the Externalization Transaction.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(c).

“Consent” means, with respect to any Purchased Asset, any consent of the Borrower, the administrative agent, the issuer, any co-investor or other Person required to sell, assign, transfer, convey or deliver such Purchased Asset, or to designate any party as a Successor Agent.

“Contemplated Transactions” has the meaning set forth in the Recitals to this Agreement.

“Credit Facility” means the credit facility provided to Seller under the Seller Loan Documents.

“Cut-off Time” means 5:00 p.m. (New York, New York time) on December 31, 2017.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effective Time” has the meaning specified in Section 3.1.

“Equity Commitment Letters” has the meaning set forth in Section 5.7(b).

“Equity Financing” has the meaning set forth in Section 5.7(b).

“Equity Governing Documents” means, with respect to a Purchased Equity Interest, the certificate or articles of incorporation, certificate of formation or partnership, limited liability company or partnership agreement, stockholders agreement, option or warrant agreement, registration rights agreement, buy-sell arrangement and any other document that governs or otherwise affects the terms of any Purchased Equity Interest.

“Equity Interest Schedule” means the schedule attached hereto as Exhibit C, which identifies (i) each share of common or preferred stock, limited liability company or limited partnership interest, or option or warrant to acquire any share of common or preferred stock, limited liability company or limited partnership interest of an Existing Portfolio Company; (ii) the issuer of such Purchased Equity Interest, and (iii) any undrawn commitments with respect to each Purchased Equity Interest; provided, however, that the Equity Interest Schedule shall be updated (A) in accordance with the provisions of Section 3.2 in order to reflect sales of equity interests and the purchase or other acquisition of additional equity interests between the Cut-off Time and the Closing Cut-off Time and (B) to include the equity of any Subsidiary and/or SBIC Equity Interest to be sold by Seller to Buyer in accordance with the provisions of Section 3.4, and as so amended shall constitute the Equity Interest Schedule for all purposes relating to the Closing.

“Equity Investors” has the meaning set forth in Section 5.7(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Existing Portfolio Company” means any portfolio company of Seller listed on Exhibit C and Exhibit D attached hereto as of the date hereof.

“Externalization Agreement” has the meaning set forth in the Recitals.

“Externalization Stockholder Approval” means receipt of the “Company Stockholder Approval” as defined in the Externalization Agreement.

“Externalization Transaction” has the meaning set forth in the Recitals.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local government, nation, state, province, territory, district or any court, administrative or regulatory agency or commission, arbitrator, mediator, tribunal or other governmental or quasi-governmental authority or agency, department, bureau, office, commission, organization, official or authority domestic or foreign.

“Governmental Reports” has the meaning set forth in Section 4.5(a).

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” means, collectively, (i) the Indenture, dated March 2, 2012 between the Seller and the Bank of New York Mellon Trust Company, N.A.; (ii) the Second Supplemental Indenture, dated October 19, 2012 between the Seller and the Bank of New York Mellon Trust Company, N.A.; and (iii) the Third Supplemental Indenture, dated February 6, 2015 between the Seller and the Bank of New York Mellon Trust Company, N.A.

“ING” means ING Capital LLC, in its capacity as multicurrency agent for the Lenders under the Seller Loan Documents, and its successors and permitted assigns in such capacity.

“Initial Termination Fee” has the meaning set forth in Section 9.4(a).

“Investment Company Act” has the meaning set forth in the Recitals to this Agreement.

“IRS” means the United States Internal Revenue Service.

“Lenders” means, collectively, each Person designated as a “Lender” under the Seller Loan Documents.

“Liens” means liens, pledges, charges, mortgages, license, option, right of first refusal, claims and security interests and similar encumbrances.

“Loan Repayment” has the meaning set forth in Section 2.6(a).

“Material Adverse Effect” means any occurrence, change, event, effect or development that, individually, or taken together with all other occurrences, changes, events, effects or developments, (a) has or would reasonably be likely to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets (including, without limitation, the Purchased Assets) or business of the Seller and its Subsidiaries taken as a whole; provided, however, that, with respect to this subsection (a), the determination of whether a “Material Adverse Effect” exists or has occurred shall not include effects to the extent attributable to (i) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industry in which the Seller and its Subsidiaries operate, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which the Seller and its Subsidiaries operate, (iii) changes, after the date hereof, in global or national political conditions or general economic or market conditions generally affecting other companies in the industry in which the Seller and its Subsidiaries operate, (iv) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (v) the public disclosure of this Agreement or the Contemplated Transactions or any action required to be taken in accordance with this Agreement (other than covenants to operate in the ordinary course of business), (vi) any legal proceedings made or brought by any of the current or former stockholders of the Seller (on their own behalf or on behalf of the Seller) arising out of or related to this Agreement or any of the Contemplated Transactions, or (vii) the failure to obtain any Consent disclosed on Section 4.4(b) of the Seller Disclosure Schedule relating to a Purchased Asset, except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are disproportionately adverse to the condition (financial or otherwise), results of operations, properties, assets (including, without limitation, the Purchased Assets) or business of the Seller and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Seller and its Subsidiaries operate) or (b) with respect to either the Seller or the Buyer, has or would reasonably be expected to prevent or materially delay the ability of the Seller or Buyer, as applicable, to timely consummate the Contemplated Transactions.

“MGCL” means the Maryland General Corporation Law.

“New Adviser” has the meaning set forth in the Recitals.

“New Investments” has the meaning set forth in Section 6.3.

“Notice of Adverse Recommendation” has the meaning set forth in Section 7.6(f).

“Notice of Superior Proposal” has the meaning set forth in Section 7.6(f).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; (vi) any stockholder or similar agreement among holders of securities of an issuer; and (vii) any amendment to any of the foregoing.

“Payoff Letter” has the meaning set forth in Section 7.7.

“Permit” means any license, permit, variance, exemption, franchise, consent, approval, authorization, qualification, or order of any Governmental Entity.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the Exchange Act), or any other business entity or any Governmental Entity, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any taxable period beginning after the Effective Time or, with respect to Straddle Period, the portion of such Straddle Period beginning after the Effective Time.

“Pre-Closing Tax Period” means any taxable period ending at or prior to the Effective Time or, with respect to any Straddle Period, the portion of such Straddle Period ending at the Effective Time.

“Proxy Statement” has the meaning set forth in Section 4.4(a).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Books and Records” means, solely as it relates to the Purchased Assets, and excluding the Purchased Loan Documents, Purchased Loan Files and Purchased Notes, the original (or copies, in the event Seller is required to retain originals under applicable Law) books and records, information, files, records, data, plans, Contracts and recorded knowledge of Seller (whether in hard copy or computer format) to the extent relating to the ownership of the Purchased Assets.

“Purchased Equity Interests” means the equity interests identified on the Equity Interest Schedule, as updated pursuant to Section 3.2, as owned by Seller.

“Purchased Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Purchased Loan Documents.

“Purchased Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Purchased Loan Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting Seller’s and its Subsidiaries’ ownership, economic or other rights with respect to the Purchased Loans or in which Seller or its Subsidiaries has an interest, in connection with the Purchased Loans.

“Purchased Loan Files” means credit and transaction files of Seller and its Subsidiaries relating to the Purchased Loans, including Purchased Loan Documents, third party reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and all other documents that relate to the Purchased Loans.

“Purchased Loan Schedule” means the schedule attached hereto as Exhibit D, which identifies (i) each Purchased Loan to be purchased by Buyer from Seller or its Subsidiaries on the Closing Date, (ii) the name of the Borrower of each Purchased Loan, (iii) the interest rate on each Purchased Loan, (iv) the maturity date of each Purchased Loan, (v) the outstanding unpaid principal amount of each Purchased Loan as of the Cut-Off Time (as updated in accordance with Section 3.2), (vi) the amount of accrued interest for each Purchased Loan; (vii) the amount of accrued but unpaid fees or other amounts (other than accrued interest) for each Purchased Loan; (viii) the currency for each Purchased Loan; and (ix) any undrawn commitments with respect to each Purchased Loan; provided, however, that the Purchased Loan Schedule shall be updated in accordance with the provisions of Section 3.2 in order to reflect changes to the information contained therein.

“Purchased Loans” means the loans identified on the Purchased Loan Schedule, as updated pursuant to Section 3.2, as owned by Seller or its Subsidiaries.

“Purchased Loan Notes” means the original executed promissory notes (or copies, to the extent that only copies of such promissory notes are in Seller’s or its Subsidiaries’ possession or control) issued to the order of Seller or its Subsidiaries, or copies of a “master” note if no such note was issued to Seller or its Subsidiaries or an allonge endorsing a note in favor of Seller or its Subsidiaries, evidencing indebtedness owing to Seller or its Subsidiaries under a Purchased Loan.

“Restricted Asset” means any Purchased Asset which is not sold, assigned, transferred, conveyed or delivered to Buyer on the Closing Date due to the fact that all Consents with respect to such Purchased Asset were not obtained by the Closing Date.

“Retail Notes” means, collectively, (i) the Seller’s unsecured 6.375% Notes due December 15, 2022, and (ii) the Seller’s unsecured 6.375% Notes due March 15, 2022.

“Retail Notes Repayment” has the meaning set forth in Section 2.6(c).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SBA” means the United States Small Business Administration.

“SBA Approval” has the meaning set forth in Section 7.1(b)(iii).

“SBA Debentures” means, collectively, all debentures issued by the SBIC Subsidiaries.

“SBA Debentures Repayment” has the meaning set forth in Section 2.6(b).

“SBIC” means a “small business investment company” licensed by the SBA to operate as such.

“SBIC Equity Interests” means, collectively, (i) all of the issued and outstanding equity interests in the SBIC Subsidiaries, and (ii) all of the issued and outstanding equity of the SBIC General Partners.

“SBIC General Partners” means, collectively, New Triangle GP, LLC, a Delaware limited liability company, and New Triangle GP, LLC, a North Carolina limited liability company.

“SBIC Subsidiaries” means, collectively, TMFL, TMF SBIC and TMF III.

“SDAT” means the State Department of Assessments and Taxation for the State of Maryland.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Articles” means the articles of incorporation of the Seller, as amended, supplemented, corrected and/or restated through the date hereof.

“Seller Board” has the meaning set forth in the Recitals to this Agreement.

“Seller Bylaws” means the bylaws of the Seller, as amended and/or restated through the date hereof.

“Seller Common Stock” has the meaning set forth in the Recitals to this Agreement.

“Seller Contracts” has the meaning set forth in Section 4.3(b).

“Seller Disclosure Schedule” means that certain disclosure schedule delivered by the Seller to Buyer prior to the execution of this Agreement, which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in Article IV of this Agreement or as an exception to one or more representations or warranties contained in this Article IV of this Agreement, or to one or more of the Seller’s covenants contained in this Agreement, to the extent the relevance of such disclosure to such section or subsection is reasonably apparent on its face.

“Seller Financing Documents” means, collectively, the Seller Loan Documents, the Indenture, the SBA Debentures, and all other documents that provide for the rights and obligations relating to the Credit Facility, the SBA Debentures and the Retail Notes.

“Seller Loan Agents” mean, collectively, BB&T and ING.

“Seller Loan Documents” means, collectively, the (i) Third Amended and Restated Credit Agreement, among the Seller, Branch Banking and Trust Company, Fifth Third Bank, Morgan Stanley Bank, N.A., ING Capital LLC, Bank of North Carolina, Everbank Commercial Finance, Inc., First Tennessee Bank National Association, Newbridge Bank, Yadkin Bank, CommunityOne Bank, NA, Park Sterling Bank, Paragon Commercial Bank, Raymond James Bank, N.A. and Stifel Bank & Trust, dated May 4, 2015; (ii) First Amendment to Third Amended and Restated Credit Agreement, dated May 1, 2017, among the Seller, Branch Banking and Trust Company, ING Capital LLC, Fifth Third Bank, Morgan Stanley Bank, N.A., Bank of North Carolina, EverBank Commercial Finance, Inc., First Tennessee Bank National Association, First National Bank of Pennsylvania, Capital Bank Corporation, Park Sterling Bank, Paragon Commercial Bank, Raymond James Bank, N.A. and Stifel Bank & Trust ; (iii) Second Amended and Restated General Security Agreement between the Seller, ARC Industries Holdings, Inc., Brantley Holdings, Inc., Energy Hardware Holdings, Inc., Minco Holdings, Inc., Peaden Holdings, Inc., Technology Crops Holdings, Inc. and Branch Banking and Trust Company, dated May 4, 2015; (iv) Second Amended and Restated Equity Pledge Agreement between the Seller, ARC Industries Holdings, Inc., Brantley Holdings, Inc., Energy Hardware Holdings, Inc., Minco Holdings, Inc., Peaden Holdings, Inc. Technology Crops Holdings, Inc. and Branch Banking and Trust Company, dated May 4, 2015; (v) Supplement and Joinder Agreement for Triangle Capital Corporation Credit Agreement dated July 31, 2017; (vi) Supplement and Joinder Agreement for Triangle Capital Corporation Credit Agreement dated September 29, 2017; and (vii) each amendment to the foregoing (i) through (vi).

“Seller Regulatory Agreement” has the meaning set forth in Section 4.5(b).

“Seller Regulatory Approvals” has the meaning set forth in Section 4.4(a).

“Seller Restricted Shares” has the meaning set forth in Section 3.5.

“Seller SEC Reports” has the meaning set forth in Section 4.5(c).

“Seller Stock Plan” means the Triangle Capital Corporation Omnibus Incentive Plan (including any predecessor).

“Seller Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Seller Stockholder Meeting” has the meaning set forth in Section 4.4(a).

“SRO” has the meaning set forth in Section 4.4(a).

“Straddle Period” means any taxable period beginning before the Effective Time and ending after the Effective Time. In the case of any Taxes (other than Transfer Taxes) that are payable for a Straddle Tax Period, the portion of such Taxes that are Pre-Closing Taxes shall (i) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire Taxable Period multiplied by a fraction the numerator of which is the amount of time from the beginning of the relevant Taxable Period to the Effective Time and the denominator of which is the amount of time in the entire Taxable Period and (ii) in the case of all other Taxes, be equal to the portion of such Tax that would have been payable if the relevant Taxable Period ended at the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association, or other business entity of which (i) if a corporation or a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation or a company), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation or a company) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation or a company); provided, however, the term “Subsidiary” shall not include any portfolio company of the Company, whether an Existing Portfolio Company or otherwise.

“Superior Proposal” means a bona fide written Competing Proposal made by a Third Party that the Seller Board determines in good faith, after consultation with its outside financial advisors and legal advisors, and taking into account the terms and conditions of such proposal, the party making such proposal, the conditions to, likelihood of, and anticipated timing of, consummation of such Competing Proposal, and all other all legal, financial, regulatory and other aspects of such Competing Proposal, (a) is reasonably likely to be consummated without undue delay relative to the Contemplated Transactions and the Externalization Transaction, taking into account all financial, legal, regulatory and other aspects of such offer, and (b) is more favorable to the Seller’s stockholders from a financial point of view than the Contemplated Transactions and the Externalization Transaction, taken as a whole (including any revisions to the terms of this Agreement committed to by Buyer to the Seller in writing in response to such Competing Proposal made to the Seller under the provisions of Section 7.6(f)) and any similar revisions to the terms of the Externalization Agreement committed to by New Adviser to Seller in writing in response to such Competing Proposal in accordance with the Externalization Agreement); provided however, for these purposes, to the extent relevant to the Competing Proposal in question, all percentages in subsection (a)(i) of the definition of Competing Proposal shall be increased to fifty percent (50%) and all percentages in subsection (a)(ii) of the definition of Competing Proposal shall be increased to seventy-five percent (75%).

“Successor Agent” has the meaning set forth in Section 7.11.

“Tail Termination Fee” has the meaning set forth in Section 9.4(b).

“Tail Transaction” has the meaning set forth in Section 9.4(b).

“Takeover Statute” has the meaning set forth in Section 4.13.

“Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, recording, gross income, ad valorem, profits, gains, property, stamp, capital, sales, transfer, use, payroll, employment, severance, withholding, social security (or similar including FICA), customs, duties, intangibles, franchise, backup withholding, escheat or unclaimed property, registration, value added, alternative or add-on minimum, estimated, and any other taxes, charges, levies or like assessments in the nature of or similar to taxes, together with all penalties and additions to tax and interest thereon, in each case whether disputed or not and (ii) any liability for Taxes described in clause (i) above for the payment of any amounts as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Dispute Referee” has the meaning set forth in Section 3.6(a).

“Tax Return” means, with respect to a Person, a report, return, election, declaration, or other information or statement (including any amendments thereof and attachments thereto) supplied or required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Person or any of its Subsidiaries.

“Transfer Taxes” means, collectively, all federal, state, local foreign transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees.

“Third Party” means a third party (or group of persons) not affiliated with the Seller or Buyer.

“TMF III” means Triangle Mezzanine Fund III LP, a Delaware limited partnership.

“TMF SBIC” means Triangle Mezzanine Fund SBIC II LP, a Delaware limited partnership.

“TMFL” means Triangle Mezzanine Fund LLLP, a North Carolina limited liability limited partnership.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the state that governs the method or manner of the perfection or enforcement of any security interest in any of the Purchased Loan Collateral, the Uniform Commercial Code (or any successor statute) of such state.

ARTICLE II

ASSET PURCHASE AND SALE.

2.1 Purchased Assets; Purchase Price.

(a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall, or shall cause its Subsidiaries to, sell, transfer, assign, convey and deliver to Buyer or its Affiliated designees, free and clear of all Liens (but subject to the terms of the Purchased Loan Documents or the Equity Governing Documents and restrictions on transfer arising under Applicable Law), and Buyer or its Affiliated designees shall purchase, accept and assume from Seller or its Subsidiaries, all of Seller’s and its Subsidiaries right, title and interest in, to and under the following, wherever located, but in each case excluding the Excluded Assets (collectively, the “Purchased Assets”):

(i) each Purchased Loan including, to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller under the Purchased Loan Documents against any Person, whether known or unknown, arising under or in connection with the Purchased Loan Documents or in any way based on or related to any of the foregoing;

(ii) the Purchased Loan Documents relating to such Purchased Loan;

(iii) the Purchased Loan Files relating to such Purchased Loan;

(iv) the Purchased Books and Records; provided that Seller may retain a copy of all such Purchased Books and Records following Closing for any legitimate legal, tax, litigation, business, financial reporting or similar purpose;

(v) the Purchased Equity Interests; and

(vi) the Equity Governing Documents (to the extent assignable).

(b) Purchase Price. The aggregate consideration for the Purchased Assets shall be:

(i) an amount in cash equal to $981,178,542; plus

(ii) the purchase price of (a) any loan originated (and not sold or transferred) to an Existing Portfolio Company, or to an Affiliate of an Existing Portfolio Company and (b) the increase in principal on an existing Purchased Loan, in each case between the Cut-off Time and the Closing Cut-off Time as permitted by Section 6.2; plus

(iii) the aggregate increase in principal attributable to the capitalization of interest between the Cut-off Time and the Closing Cut-off Time with respect to a Purchased Loan that is recognized as payment-in-kind (PIK) interest income in the Seller’s consolidated financial statements; plus

(iv) the aggregate amount of original issue discount amortization and deferred fee income amortization between the April 1, 2018 and the Closing Cut-off Time with respect to a Purchased Loan that is recognized as income in the Seller’s consolidated financial statements; plus

(v) the aggregate purchase price paid by Seller or its Subsidiaries for any Purchased Equity Interest acquired from an Existing Portfolio Company or from an Affiliate of an Existing Portfolio Company (and not sold or transferred) by Seller or its Subsidiaries between the Cut-off Time and the Closing Cut-off Time as permitted by Section 6.2; minus

(vi) any principal proceeds received by Seller or its Subsidiaries on any Purchased Loan between the Cut-off Time and the Closing Cut-off Time; minus

(vii) the aggregate proceeds received by Seller or its Subsidiaries that are attributable to the redemption of, sale of, or return of capital on, any Purchased Equity Interest between the Cut-off Time and the Closing Cut-off Time as permitted by Section 6.2; plus

(viii) the aggregate amount of accrued but unpaid interest (including uncapitalized PIK interest earned), dividends, penalties, fees, charges and other amounts on the Purchased Assets as of the Closing Cut-off Time, as determined in accordance with GAAP; minus

(ix) the Seller’s consolidated net interest margin on Purchased Assets, defined as (A) total investment income, less investment income on cash and cash equivalents, less investment income on New Investments; less (B) total interest expense (including the amortization of deferred financing fees but excluding unused commitment fees under the Credit Facility for the period from May 16, 2018 through the Closing Cut-off Time, and excluding any interest expense on New Investments), in each case, as determined in accordance with GAAP, for the period commencing on April 1, 2018 and ending on the Closing Cut-off Time; plus

(x) a monthly servicing fee equal to $875,000 per calendar month for the period beginning April 1, 2018, payable on a pro rata basis through the Closing Cut-off Time, with the total amount not to exceed $3,062,500.

The foregoing (i) through (x) referred to collectively as the “Purchase Price.” By way of example, Exhibit E attached hereto sets forth an estimated calculation of the Purchase Price, and related Closing payment, as if the Closing occurred as of March 31, 2018, including all adjustments that would have been made in accordance with this Section 2.1(b) during the period between the Cut-off Time and March 31, 2018. Seller will provide Buyer, no later than three (3) Business Days prior to the Closing Date, a certificate of an officer of Seller setting forth its good faith calculation of the Purchase Price prepared in accordance with the terms of this Agreement, together with reasonable supporting documentation for such calculation. Seller will provide Buyer and its representatives during normal business hours access reasonably requested by Buyer to the work papers and other books and records and personnel of the Seller and its Subsidiaries for purposes of assisting Buyer and its representatives in their review of the calculation of Purchase Price and shall incorporate any reasonable comments made by Buyer in good faith to the calculation of Purchase Price.

2.2 Assumed Obligations. From and after the Effective Time, Buyer shall assume all obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to the Purchased Assets under the Purchased Loan Documents and Equity Governing Documents to the extent, and only to the extent, that such obligations are to be performed, arise out of and relate to facts, events or circumstances arising or occurring, after the Effective Time (collectively, the “Assumed Obligations”), and Buyer shall assume, and shall be responsible for paying, performing and discharging when due, and will indemnify and hold harmless Seller for, the Assumed Obligations and any related legal fees and other costs and expenses incurred in connection with enforcement of this indemnity and/or the defense of third-party claims involving matters indemnifiable hereunder. For the avoidance of doubt, the Assumed Obligations shall include all liabilities for Taxes (i) arising with respect to the Purchased Assets and the Assumed Obligations for or allocable to the Post-Closing Tax Period (as determined pursuant to this Agreement), and (ii) Buyer’s share of any Transfer Taxes as determined in accordance with Section 3.6.

2.3 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Buyer is only acquiring the Purchased Assets and neither Buyer nor any Affiliate of Buyer will acquire, and there shall be excluded from the definition of Purchased Assets, any and all assets not expressly identified in Section 2.1, including without limitation Seller’s organizational documents, stock records, licenses and permits, cash, cash equivalents, accounts receivable and bank deposits not expressly included in the Purchased Assets, intellectual property, information technology, and all other tangible and intangible property, and any New Investments (collectively, the “Excluded Assets”).

2.4 Excluded Obligations. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not, as a result of the transactions contemplated by this Agreement, assume or become liable for any liabilities, Taxes or obligations of Seller, its Subsidiaries or Affiliates (including the SBIC Subsidiaries and any other Subsidiaries that become Purchased Assets) other than the Assumed Obligations, and Seller shall retain, and shall be responsible for paying, performing and discharging when due, and will indemnify and hold harmless Buyer for, all such liabilities and obligations relating to Seller, its Subsidiaries or Affiliates or the Purchased Assets (other than the Assumed Obligations) and any related legal fees and other costs and expenses incurred in connection with enforcement of this indemnity and/or the defense of third-party claims involving matters indemnifiable hereunder. For the avoidance of doubt, the Excluded Obligations shall include all liabilities for Taxes (i) arising with respect to the Purchased Assets and the Assumed Obligations for or allocable to the Pre-Closing Tax Period (as determined pursuant to this Agreement), (ii) Seller’s share of any Transfer Taxes determined in accordance with Section 3.6(b), and (iii) other than Buyer’s share of any Transfer Taxes determined in accordance with Section 3.6(b), any Taxes of Seller attributable to the transactions contemplated under this Agreement.

2.5 True Sale. The Parties expressly intend that the purchase and sale transaction contemplated by this Agreement shall constitute an absolute conveyance of the Purchased Assets to Buyer without recourse. In furtherance of the foregoing, at Closing, Seller shall update its books and records to reflect the fact that the Purchased Assets have been sold and that Seller no longer retains any ownership interest therein.

2.6 Repayment of Outstanding Indebtedness.

(a) At or prior to the Closing, Seller shall take all actions required by the terms of the Seller Loan Documents in order to provide for the repayment of the of the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts due and payable under the Seller Loan Documents as of the Closing (including any such amounts that become due and payable as a result of the Contemplated Transactions) (collectively, the “Loan Repayment”), as set forth in the Payoff Letter delivered in accordance with Section 7.7, and (ii) Buyer shall reasonably cooperate with Seller in connection with the Loan Repayment, including delivering payment in accordance with Section 3.3(b)(i). The Loan Repayment shall occur in the manner set forth in the Payoff Letter, and Buyer agrees take all such actions reasonably requested by Seller Loan Agents in connection therewith at Seller’s expense.

(b) In the event that SBA Approval is not obtained by either Buyer or New Adviser, (i) at or prior to the Closing, Seller shall take such actions as may be required by the SBA to establish appropriate procedures for the repayment (or defeasance, as applicable) of the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts due and payable under the SBA Debentures (including any such amounts that become due and payable by Seller or the SBIC Subsidiaries as a result of the Contemplated Transactions) (collectively, the “SBA Debentures Repayment”) and (ii) Buyer shall reasonably cooperate with Seller, at Seller’s sole cost and expense and without liability to Buyer, in connection with the SBA Debentures Repayment, including delivering payment in accordance with Section 3.3(b)(i).

(c) (i) At or prior to the Closing, Seller shall take all actions required by the terms of the Indenture and the instructions of the Indenture Trustee in order to provide for the repayment (or defeasance, as applicable) of the of the full amount of principal and accrued interest, and any and all of the fees, costs, expenses, penalties and other amounts due and payable under the Retail Notes at Closing (collectively, the “Retail Notes Repayment”) and (ii) Buyer shall reasonably cooperate with Seller, at Seller’s sole cost and expense and without liability to Buyer, in connection with the of the Retail Notes Repayment, including delivering payment in accordance with Section 3.3(b)(i).

2.7 Withholding. The Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (and any other agreement entered into in connection with the transactions contemplated herein) any withholding Taxes or other amounts required under the Code or any applicable law to be deducted and withheld. To the extent any such amounts are so deducted and withheld and properly paid over to the appropriate Governmental Entity or other appropriate Person, such amounts will be treated for all purposes of this Agreement (and any other agreement entered into in connection with the transactions contemplated herein) as having been paid to the Seller or any other Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING; CLOSING DELIVERIES

3.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Contemplated Transactions (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to Applicable Law) of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of such conditions), unless extended by mutual agreement of the parties (the “Closing Date”). Contemporaneously with the Closing, Seller shall, if required, file or cause to be filed articles of transfer (the “Articles of Transfer”) with SDAT. The sale of the Purchased Assets and assumption of the Assumed Obligations shall become effective at the time (the “Effective Time”) set forth in the Articles of Transfer or, if no such time is specified therein, when accepted for filing.

3.2 Update of Purchased Loan Schedule and Equity Interest Schedule. No later than close of business the tenth (10th) Business Day immediately following the end of each calendar month ending after the date of this Agreement and no later than 12:00 p.m. (New York, New York time) on the Business Day immediately prior to the Closing Date, the Purchased Loan Schedule and Equity Interest Schedule shall be updated as necessary to reflect changes to the information contained therein between the Cut-off Time and Closing Cut-off Time, including without limitation the addition of Purchased Assets to, or deletion of Purchased Assets from, the relevant schedule, and changes to the information therein that would result in an adjustment to the Purchase Price in accordance with Section 2.1(b) above and as permitted by Section 6.2. The Purchased Loan Schedule and the Equity Interest Schedule, as so updated as of the Closing Cut-off Time, shall be the Purchased Loan Schedule and Equity Interest Schedule for purposes calculating the Purchase Price and determining the Purchased Assets to be transferred.

3.3 Closing Deliveries. At the Closing,

(a) The Seller shall deliver to Buyer, subject at all times to Section 7.10 (and provided that, with respect to any Restricted Assets, Seller shall provide copies, and shall retain the originals, of the relevant documents listed below, which originals shall be transferred at the time the relevant Restricted Asset is transferred to Buyer pursuant to Section 7.10):

(i) a counterpart of each Assignment and Assumption Agreement relating to a Purchased Asset to be transferred at Closing, duly executed on behalf of Seller and each Person from whom a Consent is required in connection with the transfer of such Purchased Asset (unless a separate Consent has been delivered);

(ii) the Purchased Loan Notes with respect to such Purchased Loans to be transferred at Closing;

(iii) the Purchased Loan Documents in the possession or control of Seller or its Affiliates;

(iv) the Purchased Loan Files in the possession or control of Seller or its Affiliates;

(v) the Purchased Books and Records; provided that Seller may retain a copy of all such Purchased Books and Records following Closing for any legitimate legal, tax, litigation, business, financial reporting or similar purpose;

(vi) certificates representing the Purchased Equity Interests (if applicable) to be transferred at Closing;

(vii) the Equity Governing Documents (or copies thereof);

(viii) the officer certificates contemplated by Section 8.2(a) and (b); and

(ix) a (A) certification of non-foreign status that complies with the requirements of Code Section 1445 and Treasury Regulation Section 1.1445-2(b) and (B) certification pursuant to Code Section 1446(f)(2), in each case, in form and substance reasonably satisfactory to Buyer; provided that if Seller transfers to Buyer the issued and outstanding equity of a Subsidiary pursuant to Section 3.4 of this Agreement then such Subsidiary shall provide the foregoing certifications; and

(x) such other documents as may be reasonably required to effect the intentions of the parties, executed by Seller.

(b) The Buyer or, without relieving Buyer of its obligations under this Agreement, its Affiliated designees, shall deliver to the Seller:

(i) the Purchase Price (less any amounts (A) paid in accordance of clause (1), (2) and (3) of this Section 3.3(b)(i) or (B) assumed in accordance with Section 3.4(b)) payable by wire transfer to an account specified by the Seller at least two (2) Business Days prior to the Closing Date; provided, however, if and to the extent necessary, Buyer or its Affiliate designees shall deliver to a separate account specified by the Seller at least two (2) Business Days prior to the Closing Date such portion of the Purchase Price as required for the (1) SBA Debentures Repayment, (2) Retail Notes Repayment, and (3) the Loan Repayment;

(ii) a counterpart of each Assignment and Assumption Agreement relating to a Purchased Asset to be transferred at Closing, duly executed on behalf of Buyer;

(iii) the officer certificates contemplated by Section 8.3(a) and (b); and

(iv) such other documents as may be reasonably required to effect the intentions of the parties, executed by Buyer.

3.4 Certain Understandings Regarding Purchased Assets.

(a) The parties acknowledge and agree that (i) certain of the Purchased Assets are, as of the date hereof, owned by Subsidiaries of Seller, (ii) with the prior written consent of the Buyer, certain of the Purchased Assets may be transferred to a newly formed wholly owned Subsidiary of Seller in order to facilitate the Contemplated Transactions, and (iii) with the prior written consent of the Buyer and in the event that, as of the Closing Date, any Purchased Asset is owned by a Subsidiary of Seller, at Closing Seller shall transfer to Buyer all of the issued and outstanding equity of the relevant Subsidiary without a requirement that the relevant Purchased Asset be separately transferred, subject to Section 3.4(c).

(b) If SBA Approval is received by Buyer in accordance with Section 7.1(b)(iii), Seller shall reasonably cooperate with Buyer to allow Buyer to assume the SBA Debentures and shall transfer to Buyer the SBIC Equity Interests in accordance with the terms of this Agreement as if such SBIC Equity Interests were Purchased Equity Interests and the assets held by the relevant SBIC Subsidiaries (including Purchased Assets therein) will not be separately transferred to the extent the SBIC Equity Interests are transferred to Buyer, in each case, (i) solely to the extent permitted by Applicable Law, (ii) solely to the extent the parties are able to affect such transfer of SBIC Equity Interests and assumption of SBA Debentures as of the Closing and (iii) subject to Section 3.4(c). In the event that Buyer purchases the SBIC Equity Interests and assumes the SBA Debentures pursuant to this Section 3.4(b), the Purchase Price shall be reduced by an amount equal to the amount of principal, accrued interest and all other amounts outstanding under the SBA Debentures as of the Closing. For the avoidance of doubt, if the transfer of SBIC Equity Interests to Buyer cannot be completed by the Closing, the assets held by the relevant SBIC Subsidiaries will be transferred to Buyer and the SBA Debentures will be repaid, in each case in accordance with the terms of this Agreement.

(c) In the case of each of the foregoing (a) and (b), the parties will work together in good faith to address the treatment of, or make appropriate adjustments to the Purchase Price to appropriately account for, cash and other assets (including pre-paid taxes and any deferred SBA financing fees) and liabilities (including Tax liabilities) of the relevant Subsidiary or SBIC Subsidiary in addition to the relevant Purchased Assets. Seller will be responsible for paying, performing, and discharging when due, and will indemnify and hold harmless Buyer for all liabilities, Taxes and obligations of any relevant Subsidiary or SBIC Subsidiary to be performed, arising out of or relating to facts, events or circumstances arising or occurring prior to the Effective Time to the extent such liabilities, Taxes and obligations were not taken into account in calculating the Purchase Price.

3.5 Vesting of Restricted Shares. Upon consummation of the Closing, each restricted share of Seller Common Stock outstanding and not previously forfeited under the Seller Stock Plan (collectively, the “Seller Restricted Shares”) shall become fully vested and all restrictions with respect to such Seller Restricted Shares shall lapse. In the event that the relevant holder of the Seller Restricted Shares has so requested (in accordance with the Seller Stock Plan and relevant restricted share award agreement), the Seller shall, in accordance with the procedures adopted by the Company, withhold a number of Seller Restricted Shares having a fair market value (determined on the date such shares are withheld) equal to the aggregate amount required to be deducted and withheld under the Code and any applicable state or local Tax law with respect to the lapsing of restrictions on all Seller Restricted Shares held by the relevant holder, and the Seller shall pay over to the appropriate taxing authorities a corresponding amount of cash in satisfaction of such Tax liabilities. For the avoidance of doubt, the foregoing is intended solely to document the impact of the Contemplated Transactions on the Seller Restricted Shares and is not intended to, and shall not, impose any liability on, or create any obligation of, Buyer.

3.6 Allocation of Purchase Price; Tax Matters.

(a) The Purchase Price (plus any other amounts treated as purchase price and liabilities treated as assumed, in each case, for U.S. federal income tax purposes) will be allocated to reflect assumed liabilities and other amounts deemed paid by Buyer for federal income tax purposes in accordance with the principles of section 1060 of the Code and the regulations thereunder (and any corresponding provision of state, local or foreign Tax law, as appropriate) pursuant to an allocation schedule (each an “Allocation Schedule”) to be prepared by Buyer. Buyer shall deliver to Seller an initial Allocation Schedule within thirty (30) days of the Closing Date. Buyer shall provide the Allocation Schedule (and any revision to the Allocation Schedule necessitated by an adjustment of the Purchase Price as discussed below) to Seller for Seller’s review and comment. Seller shall provide any comments to Buyer within thirty (30) days of receiving the Allocation Schedule (or any revision to the Allocation Schedule). If Seller provides no comments to Buyer within such thirty (30) day period, the Allocation Schedule provided to Seller shall be the final Allocation Schedule (subject to revision necessitated by an adjustment of the Purchase Price for U.S. federal income tax purposes) and such allocation shall be binding among the Buyer and the Seller, its Subsidiaries and Affiliates. If Seller provides comments to Buyer within such thirty (30) day period, Buyer shall consider Seller’s comments in good faith. If Buyer objects to Seller’s comments, Buyer and Seller shall use commercially reasonable efforts to settle the dispute with respect to such comments promptly. If Buyer and Seller have not resolved such dispute within thirty (30) days of Buyer’s receipt of Seller’s comments, Buyer and Seller shall jointly retain a nationally recognized tax expert (a “Tax Dispute Referee”) to resolve disputed items. The findings of the Tax Dispute Referee shall be final and binding on the Parties. Upon final resolution of disputed items, the Allocation Schedule shall be adjusted to reflect such resolution. The costs, fees and expenses of the Tax Dispute Referee incurred in connection with a dispute relating to the Allocation Schedule shall be borne equally by Seller and Buyer. Buyer and Seller hereby covenant and agree to (i) be bound by the Allocation Schedules for all income Tax purposes, (ii) prepare and file all Tax Returns on a basis consistent with each such Allocation Schedule and (iii) not take any position on any Tax Return, before any Governmental Authority charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the terms of any such Allocation Schedule unless required to do so by applicable Law. Each Party will use commercially reasonable efforts provide the other with any other information required to complete Form 8594 under the Code as soon as reasonably practicable. If any indemnification payment is made pursuant to this Agreement or any other adjustment to the Purchase Price for U.S. federal income tax purposes occurs, Buyer shall promptly revise any affected Allocation Schedules to take into account such payment or adjustment in a manner consistent with the principles of section 1060 of the Code and the regulations thereunder (and any corresponding provision of state, local or foreign Tax Law, as appropriate).

(b) All Transfer Taxes incurred in connection with this Agreement and any transactions contemplated hereunder shall be borne and paid, or caused to be paid, by Buyer and Seller equally, provided however that the maximum amount of such Transfer Taxes borne by Buyer shall not exceed $100,000 and Seller shall bear the excess. Buyer and Seller shall cooperate to minimize the incurrence of any such Transfer Taxes. Buyer and Seller shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of laws relating to such Transfer Taxes. To the extent permitted by applicable Law, Buyer will file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, Seller will join in the execution of any such Tax Returns and related documentation. To the extent any Tax Return with respect to Transfer Taxes is required by applicable Law to be filed by Seller, Seller will timely file such Tax Return and other documentation and pay any amount of Tax shown as due on such Tax Return, and, subject to the first sentence of this Section 3.6(b), Buyer shall pay to Seller one-half of the amount of Tax shown as due for any such Tax Return no later than five (5) days before any such Tax and Buyer provides Seller with reasonable notice of such requirement, Seller will file such Tax Return and other documentation and pay any amount of Tax shown is due and, if required by applicable Law, shall join in the execution of any such Tax Returns and related documentation. Buyer and Seller shall use commercially reasonable efforts to cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as soon as reasonably practicable, such information and assistance relating to the Purchased Assets and Assumed Obligations (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax, in each case, with respect to a Pre-Closing Tax Period; provided, however, that neither Buyer nor Seller shall be required to furnish or cause to be furnished any Tax Returns or provide access to any books or records to the extent not related to the Purchased Assets or Assumed Obligations. Buyer and Seller shall retain all Books and Records with respect to Taxes pertaining to the Purchased Assets or Assumed Obligations for a period of at least seven (7) years following the Closing Date. Seller and Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or Assumed Obligations for any Pre-Closing Tax Period.

(d) Without duplication for any amounts included in the Purchase Price, any refund or credit for Taxes with respect to the Purchased Assets or the Assumed Obligations attributable to a Pre-Closing Tax Period that were not otherwise adjusted for in the Purchase Price shall be for the sole benefit of Seller. In the event Buyer receives any such refund of Taxes, Buyer shall pay to Seller the amount of such refund within five (5) days after receipt.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in (i) the Seller SEC Reports (as defined in Section 4.5(c) below) filed since December 31, 2016 and prior to the date of this Agreement (excluding “risk factors” sections or any language in such reports that is predictive or forward-looking), or (ii) the Seller Disclosure Schedule, the Seller hereby represents and warrants to Buyer as follows:

4.1 Corporate Organization.

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Seller has the requisite corporate power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) The Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

(c) True, complete and correct copies of the Seller Articles and the Seller Bylaws have previously been made available to Buyer, and the Seller is not in material default under or in material violation of any provision of the Seller Articles or the Seller Bylaws.

(d) Except as set forth in Section 4.1(d) of the Seller Disclosure Schedule, the Seller has no Subsidiaries. Each of the Subsidiaries of the Seller (i) is duly formed and validly existing and in good standing under the laws of the state of its formation, (ii) has the requisite limited partnership or other organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

4.2 Capitalization of Subsidiaries; Indebtedness. (a) Except as set forth in Section 4.2(a) of the Seller Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Seller are owned, directly or indirectly, by the Seller, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of and without violation of any preemptive rights. No Subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(b) Except for the Retail Notes and amounts outstanding under the Seller Loan Documents, the Seller has no indebtedness for borrowed money, excluding intercompany indebtedness. Except for the SBA Debentures, no Subsidiary has any indebtedness for borrowed money; provided, however, that certain of Seller’s Subsidiaries are guarantors of the Credit Facility.

4.3 Authority; No Violation. (a) The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions and the Externalization Transaction. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the Externalization Transaction have been duly and validly authorized and approved by the Seller Board. The Seller Board has determined that the

Contemplated Transactions and the Externalization Transaction are advisable and in the best interests of the Seller and its stockholders, recommended that the Seller’s stockholders approve the Contemplated Transactions and the Externalization Transaction and has directed that this Agreement and the Contemplated Transactions and the Externalization Transaction be submitted to the Seller’s stockholders for approval and adoption at a duly held meeting of such stockholders, together with the recommendation of the Seller Board that the stockholders approve and adopt this Agreement and the Contemplated Transactions and the Externalization Transaction (the “Board Recommendation”) and has adopted a resolution to the foregoing effect. Except for (i) the approval and adoption of this Agreement and the Contemplated Transactions by the affirmative vote of the holders of Seller Common Stock representing a majority of the shares of Seller Common Stock outstanding, (ii) approval and adoption of the New IMA Matter (as defined in the Externalization Agreement) by the affirmative vote of the holders of the lesser of (A) 67% or more of the shares of Seller Common Stock present at the Seller Stockholder Meeting entitled to vote at such meeting and (B) a majority of the outstanding shares of Seller Common Stock and (iii) approval and adoption of the Stock Issuance Approval Matter (as defined in the Externalization Agreement) by the affirmative vote of a majority of the shares of Seller Common Stock cast at such meeting (the “Seller Stockholder Approval”), no other corporate proceedings on the part of the Seller are necessary to approve the Contemplated Transactions and the Externalization Transaction. This Agreement has been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the Contemplated Transactions or the Externalization Transaction, nor compliance by the Seller with any of the terms or provisions of this Agreement, will (i) violate any provision of the Seller Articles or the Seller Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, except as would not, individually or in the aggregate, be reasonably expected to be material to the Seller and its Subsidiaries, taken as a whole (A) violate any Applicable Law applicable to the Seller or any of its Subsidiaries, properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Seller or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound (collectively, the “Seller Contracts”).

4.4 Consents and Approvals.

(a) Except for (i) the filing with the SEC of a proxy statement (as amended or supplemented from time to time, including the form of proxy card, the “Proxy Statement”) to be sent to the stockholders of the Seller relating to the special meeting of the Seller’s stockholders to be held in order to obtain the Seller Stockholder Approval (the “Seller Stockholder Meeting”), (ii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of the NYSE or any other applicable self-regulatory organization (“SRO”), (iii) any notices or filings under the HSR Act, (iv) to the extent required by the MGCL, filing of the Articles of Transfer with, and acceptance for record by, SDAT, and (v) as set forth on Section 4.4(a) of the Seller Disclosure Schedule (the foregoing (i) through (v) referred to collectively as the “Seller Regulatory Approvals”), no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the Contemplated Transactions and Externalization Transaction.

(b) Except for (i) receipt of the Seller Stockholder Approval, (ii) payment of the Loan Repayment and receipt of the relevant releases under the Seller Loan Documents, (iii) such actions as may be required by the SBA in connection with the establishment of procedures relating to the repayment of the SBA Debentures, (iv) such actions as may be required in order to provide for the repayment of the Retail Notes at Closing, (v) consents under Seller Contracts disclosed on Section 4.4(b) of the Seller Disclosure Schedule, and (vi) matters covered in the immediately preceding Section 4.4(a), no consents or approvals of, or notices to, any Person are necessary in connection with the execution and delivery by Seller of this Agreement or the consummation by the Seller of the Contemplated Transactions.

4.5 Reports; Regulatory Matters.

(a) Except as set forth on Section 4.5(a) of the Seller Disclosure Schedule, the Seller and each of its Subsidiaries have timely filed all reports, registration statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2014 with (i) the SEC, (ii) the NYSE, and (iii) any other applicable SRO or Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2014, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any SRO or Governmental Entity (the “Governmental Reports”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations of the Seller and its Subsidiaries conducted by a SRO or Governmental Entity in the ordinary course of the business, no SRO or Governmental Entity has initiated since December 31, 2014 or has pending any proceeding, enforcement action or, to the knowledge of the Seller, investigation into the business, disclosures or operations of the Seller or any of its Subsidiaries. Since December 31, 2014, no SRO or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Seller, investigation into the business, disclosures or operations of the Seller or any of its Subsidiaries. There is no unresolved, or, to the Seller’s knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Seller or any of its Subsidiaries. Since December 31, 2014, there have been no formal or informal inquiries by, or disagreements or disputes with, any SRO or Governmental Entity with respect to the business, operations, policies or procedures of the Seller or any of its Subsidiaries (other than normal examinations conducted by a SRO or Governmental Entity in the Seller’s ordinary course of business). All Government Reports complied in all material respects with Applicable Law as in effect at the time they were filed and did not at the time there were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Neither the Seller nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2014 a recipient of any supervisory letter from, or since December 31, 2014 has adopted any policies, procedures or board resolutions at the request or suggestion of, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Seller’s knowledge that, upon consummation of the Contemplated Transactions and Externalization Transaction, would restrict in any material respect the conduct of the business of Buyer or any of its Subsidiaries), or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Seller Regulatory Agreement”), nor has the Seller or any of its Subsidiaries been advised since December 31, 2014 by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

(c) The Seller has filed on the SEC’s EDGAR system each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Seller or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act since December 31, 2014 (the “Seller SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by the Seller to its stockholders since December 31, 2014 and prior to the date of this Agreement. No such Seller SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Seller SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Seller has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The consolidated financial statements of the Seller and its Subsidiaries included in the Seller SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Seller and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Seller and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. No independent public accountant of the Seller has resigned (or informed the Seller that it intends to resign) or been dismissed as independent public accountants of the Seller as a result of or in connection with any disagreements with the Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Seller nor any of its Subsidiaries has any liability or obligation of any nature whatsoever required by GAAP to be reserved for in a balance sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Seller included in its Annual Report on Form 10-K for the annual period ended December 31, 2017 (including any notes thereto), (ii) liabilities and obligations incurred in a commercially reasonable manner, and in the ordinary course of business consistent with past practice, since the date of such balance sheet and (iii) liabilities incurred in connection with the process resulting in the Contemplated Transactions and Externalization Transaction, none of which (1) results from, arises out of, or relates to any breach or violation of, or default under, a Purchased Asset or Applicable Law or (2) with respect to the foregoing (i) and (ii), are individually or in the aggregate material to the Seller.

(c) The Seller has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Seller, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Seller by others within those entities in connection with the reports it files under the Exchange Act.

(d) Since December 31, 2014, the principal executive officer and the principal financial officer of the Seller have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The principal executive officer and the principal financial officer of the Seller have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Seller SEC Document filed by the Seller. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

4.7 Broker’s Fees. Except for the fees of Houlihan Lokey, neither the Seller nor any of its Subsidiaries has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

4.8 Absence of Certain Changes or Events. Except as set forth on Section 4.8 of the Seller Disclosure Schedule, since December 31, 2017, (i) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller, (ii) all loans made to, or equity investments in, any Existing Portfolio Company have been made in the ordinary course of business consistent with Seller’s and its Subsidiaries’ historical underwriting standards and (iii) except with respect to the process resulting in the Contemplated Transactions and the Externalization Transaction, Seller has conducted its business in all material respects only in the ordinary course of business consistent with past practice.

4.9 Legal Proceedings. (a) Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, neither the Seller nor any of its Subsidiaries is a party to any, and there are no pending or, to the Seller’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against the Seller or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no material judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon the Seller, any of its Subsidiaries or the assets of the Seller or any of its Subsidiaries.

4.10 Purchased Loan Documents and Equity Governing Documents. Except as set forth in Section 4.10 of the Seller Disclosure Schedule:

(a) Each Purchased Loan Document to which Seller or any Subsidiary is a party constitutes the legal, valid and binding obligations of Seller or such Subsidiary and, to the knowledge of Seller, the applicable Borrower, enforceable against Seller or such Subsidiary and, to the knowledge of Seller, the applicable Borrower, in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). Seller is not, and, to the knowledge of Seller, the applicable Borrower, in breach or default in any material respect of its obligations under any of such Purchased Loan Documents.

(b) The Purchased Loan Schedule is accurate in all material respects as of the Cut-off Time and will be accurate in all material respects as of the Closing Cut-off Time.

(c) Complete and correct copies of all the Purchased Loan Documents in the possession of Seller, including all material modifications, amendments and supplements thereto, have been made available to Buyer or will be made available to Buyer prior to the Closing. Except as set forth in such documents provided, or to be provided, to the Buyer, (1) the Purchased Loan Documents (A) have not been modified in any material respect, satisfied or canceled in whole or in part (except for repayments occurring after the date of the Purchased Loan Schedule), or subordinated to any other indebtedness of the applicable Borrower and (B) are not subject to any release or compliance waiver that is currently in effect as to any provision thereof (or, if such release or compliance waiver exists, was made available to Buyer), except for any such release or compliance waiver that is not material to the Seller, and (2) except to the extent permitted under the terms of the applicable Purchased Loan Documents, (I) no underlying obligor with respect to the Purchased Loan Documents has been released from liability, and (II) no Purchased Loan Collateral has been released from the Liens granted under the Purchased Loan Documents.

(d) None of the Purchased Loan Notes has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Seller.

(e) As of the date hereof, except as set forth on Section 4.10(e) of the Seller Disclosure Schedule, (i) no Purchased Loan is more than thirty (30) days delinquent in the payment of interest or principal therein and (ii) to the knowledge of Seller, no Borrower thereof is subject to (x) any bankruptcy or insolvency proceeding or (y) any continuing event of default under the applicable Purchased Loan Documents.

(f) Each Equity Governing Document to which Seller or any Subsidiary is a party constitute the legal, valid and binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). Seller is not in breach or default in any material respect of its obligations under any of such Equity Governing Documents.

(g) The Equity Interest Schedule is accurate in all material respects as of the Cut-off Time and will be accurate in all material respects as of the Closing Cut-off Time.

4.11 Purchased Assets; Title to Purchased Assets.

(a) Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, to Seller’s knowledge, there are no actions, suits or proceedings pending in which one of the Borrowers has (i) filed, or consented (by answer or otherwise) to the filing against it, of a petition for relief under any bankruptcy or insolvency law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other judicial officer with similar power over itself or any substantial part of its property, (iv) been adjudicated by a court to be insolvent, or (v) taken corporate or partnership action for the purpose of authorizing any of the foregoing. Neither Seller nor, to Seller’s knowledge, any Borrower is in breach of or under default pursuant to the terms, conditions or provisions of, any Purchased Loan Documents or Equity Governing Documents. No event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Seller or any of its Subsidiaries or, to the Seller’s knowledge, any other party thereto under any Purchased Loan Document. There are no disputes pending or, to the Seller’s knowledge, threatened with respect to any Purchased Loan Document or Equity Governing Document.

(b) Except as set forth in Section 4.11(b) of the Seller Disclosure Schedule, but subject at all times to Section 3.2, Seller or its relevant Subsidiary is the sole owner and holder of the Purchased Assets and Seller or its relevant Subsidiary has and, as of the Closing (or such later date of transfer of the relevant Purchased Asset in accordance with, but subject to, Section 7.10), will transfer, convey and assign to Buyer, and Buyer shall have immediately following the Closing (or such later date of transfer, as applicable), good and marketable title and all legal and beneficial interest in and to all of the Purchased Assets, free and clear of any Liens (but subject to the terms of the Purchased Loan Documents or the Equity Governing Documents and restrictions on transfer arising under Applicable Law). Except as set forth in Section 4.11(b) of the Seller Disclosure Schedule, none of the Purchased Loans are subject to a participation or other participating or other interest of any nature whatsoever pursuant to which the Seller has participated its interests (or sold a participating or other interest) in such Purchased Loan.

(c) To the extent that the Purchased Loan Schedule indicates that the Purchased Loans are secured, all of the obligations of the applicable Borrower with respect to each such Purchased Loan are secured by valid, subsisting and enforceable security interests (subject only to those contractual subordination or intercreditor agreements that have been or, prior to Closing will be, provided to Buyer) in favor of the Seller or the relevant Administrative Agent or collateral agent, for the benefit of the lenders thereunder (including the Seller), to the extent required pursuant to the applicable Purchased Loan Documents, and such security interests have been perfected by all necessary action under the relevant Uniform Commercial Code or other applicable statutes in all applicable jurisdictions. Except to the extent permitted under the terms of the applicable Purchased Loan Documents, the Seller has not taken any action and to the knowledge of Seller, no other Person has taken any action, to release any of the Liens granted in favor of the Seller and/or the applicable agent or secured parties pursuant to the Purchased Loan Documents, except as permitted under the Seller Loan Documents. To the Seller’s knowledge, to the extent that any Purchased Loan Collateral exists the security interest in which (1) may be perfected under the Uniform Commercial Code through possession thereof by a secured party and (2) that is required pursuant to the applicable Purchased Loan Documents to be perfected through possession, all such Purchased Loan Collateral is in the possession of the Person to whom such Purchased Loan Collateral was required to have been delivered pursuant to such Purchased Loan Documents.

(d) Except as set forth in Section 4.11(d) of the Seller Disclosure Schedule, each Purchased Loan complies in all material respects, and did comply as of the date on which it was originated, with applicable federal and state laws.

(e) The obligations of each Borrower with respect to the applicable Purchased Loans are not subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any of the Purchased Loan Documents, or the exercise of any right thereunder, will not render such Purchased Loan Document unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the Seller has not received written notice of the assertion of any such right of rescission, setoff, counterclaim or defense asserted with respect thereto.

4.12 Compliance with Applicable Law.

(a) The Seller and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, and have complied in all material respects with and are not in default in any respect under any, any Permit or Applicable Law. The Seller is, and at all times required by Applicable Law has been, duly elected to be regulated as a business development company pursuant to section 54 of the Investment Company Act, and such election remains in full force and effect, and no order of suspension or revocation of such election under the Investment Company Act has been issued or proceedings therefor imitated or threated by the SEC.

(b) The Seller is not an “affiliate” of any “banking entity” (as such terms are defined in the Volcker Rule).

(c) To the Seller’s knowledge, Seller has not acquired any asset in violation of Section 55 of the Investment Company Act.

(d) Section 4.12(d) of the Seller Disclosure Schedule identifies each no-action letter and exemptive order issued by the SEC or its staff to the Seller on which the Seller has relied since January 1, 2015.

4.13 State Takeover Laws. The Seller Board has unanimously approved this Agreement and the Contemplated Transactions as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 3-601 et seq. of the MGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

4.14 Opinion. The Seller Board has received the opinion of Houlihan Lokey to the effect that, subject to certain assumptions, limitations, qualifications and other matters, the Purchase Price is fair, from a financial point of view, to the Seller; it being agreed that Buyer is not entitled to rely upon such opinion.

4.15 Seller Information. The Proxy Statement and each other application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions and Externalization Transaction, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, with the exception of the information provided by Buyer in writing specifically for inclusion therein. The Proxy Statement as it relates to the Seller and its Subsidiaries and other portions within the reasonable control of the Seller and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.16 Affiliate Transactions. Except as set forth on Section 4.16(d) of the Seller Disclosure Schedule, no Affiliate of the Seller or any officer, member, manager (or equivalent) of the Seller (including family members of any such person) has any interest in any Purchased Asset.

4.17 Taxes. Each of the Purchased Loans and Purchased Loan Notes are in “registered form” within the meaning of the Code for U.S. federal income tax purposes. None of the Purchased Assets consist of (or otherwise relate to) real property.

4.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Seller nor any other Person on behalf of the Seller makes any express or implied representation or warranty with respect to the Seller, any of its Subsidiaries, the Purchased Assets or Assumed Obligations, or any other information provided to Buyer in connection with the Contemplated Transactions, including the accuracy, completeness or timeliness thereof. Neither the Seller nor any other Person will have or be subject to any claim, liability or indemnification obligation to Buyer or any other Person resulting from the distribution or failure to distribute to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Buyer in the electronic data room maintained by the Seller for purposes of the Contemplated Transactions or management presentations in expectation of the Contemplated Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to the Seller as follows:

5.1 Corporate Organization. (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite limited liability company power and corporate authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

(b) True, complete and correct copies of the certificate of formation and operating agreement of Buyer (the “Buyer Organizational Documents”) have previously been made available to the Seller.

5.2 Authority; No Violation. (a) Buyer has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly approved by the Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Contemplated Transactions, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Organizational Documents, or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any Applicable Law applicable to Buyer or any of its Subsidiaries, properties or assets, or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound (collectively, the “Buyer Contracts”).

5.3 Consents and Approvals.

(a) Except for (i) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any SRO, (ii) any notices or filings under the HSR Act and (iii) to the extent required by the MGCL, filing of Articles of Transfer with SDAT (the foregoing (i) through (iii) referred to collectively as the “Buyer Regulatory Approvals”), no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transactions.

(b) Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Contemplated Transactions.

5.4 Broker’s Fees. Neither Buyer nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Contemplated Transactions.

5.5 State Takeover Laws. None of Buyer nor any of its Affiliates or associates (as defined in Section 3-601 of the MGCL) has been, at any time during the five (5) years preceding the date hereof, an “interested stockholder” of the Seller, as defined in Section 3-602 of the MGCL. As of the date of this Agreement, none of Buyer nor any of its Affiliates or associates owns (directly or indirectly, beneficially or of record) any Seller Common Stock and none of Buyer nor any of its Affiliates holds any rights to acquire any Seller Common Stock except pursuant to this Agreement.

5.6 Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Contemplated Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.7 No Financing Condition.

(a) Buyer has immediately available funds in cash or cash equivalents, commitments, or available under lines of credit in effect as of the date hereof, and at Closing will have sufficient immediately available funds in cash or cash equivalents, in each case as necessary to pay the full amount of the Purchase Price in accordance with the terms of this Agreement.

(b) Buyer has delivered to Seller true, correct and complete copies of commitment letters from the holders of 100% of the issued and outstanding equity interests of Buyer (the “Equity Investors” and the commitment letters, the “Equity Commitment Letters”), pursuant to which the Equity Investors have committed to invest in Buyer, subject only to the terms and conditions set forth therein, the amount set forth therein (the “Equity Financing”). As of the date hereof, the Equity Commitment Letters (i) are in full force and effect without amendment or modification, (ii) are the valid and binding obligations of the Buyer and each other party thereto, and enforceable in accordance with their terms, (iii) include all material terms relating to the Equity

Financing, (iv) have not been modified, amended, altered, withdrawn or rescinded in any respect, and (v) no commitment fees or any other fees are required to be paid in conjunction with such Equity Commitment Letters that have not yet been paid in full and that will not be paid in full when due. Except as expressly set forth in the Equity Commitment Letters, there are no other conditions to the consummation of the Equity Financing or any contingencies that would permit any Equity Investor to reduce the total amount of the Equity Financing. Seller is an express third party beneficiary of the Equity Commitment Letters, will full right to enforce the obligations thereunder against the Equity Investors as if Seller was a direct party thereto.

(c) As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Buyer under the terms and conditions of the Equity Commitment Letters.

(d) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by the Buyer or any Affiliate or any other financing or other transactions be a condition to any of the Buyer’s obligations hereunder.

(e) Concurrently with the execution of this Agreement, Buyer has delivered to Seller true, correct and complete copies of a limited guaranty from each of the Equity Investors (each, a “Limited Guaranty”), dated as of the date hereof, guarantying payment by each of such Equity Investors of their respective pro rata portion of Buyer’s obligations under Section 9.2, subject to the terms and conditions therein. Each Limited Guaranty is in full force and effect and is a valid and binding obligation of the applicable Equity Investor, enforceable against such Equity Investor in accordance with its terms and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of such Equity Investor under such Limited Guaranty.

5.8 No Arrangements with Management or Stockholders. Other than this Agreement, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, in each case that are binding, between Buyer or any of its Affiliates, on the one hand, and any member of the Seller’s management or the Seller Board, or any stockholder of the Seller, on the other hand, relating to the Contemplated Transactions or the operations of the Seller following Closing.

5.9 Status of Buyer. Buyer (i) is a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, (ii) is able to bear the economic risk associated with the purchase of the Purchased Assets and the assumption of the Assumed Obligations, (iii) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement, and (iv) has independently and without reliance upon Seller, and based upon such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except as set forth in Section 5.10. Without characterizing any Purchased Asset as a “security” within the meaning of the Securities Act or any other securities laws, Buyer is not purchasing the Purchased Assets with a view towards sale or distribution thereof in violation of the Securities Act.

5.10 Investigation. Buyer has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Seller and its Subsidiaries and has been provided access to the properties, premises and records of the Seller and its Subsidiaries for this purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that, except for the representations and warranties of the Seller in Article IV, none of the Seller or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its officers, directors, employees, agents or representatives. Without limiting the generality of the foregoing, none of the Seller or its Subsidiaries nor any of their respective officers, directors, employees, agents or representatives or any other Person has made a representation or warranty to Buyer with respect to (a) any projections, estimates or budgets for the Seller or its Subsidiaries or (b) any material, documents or information relating to the Seller or its Subsidiaries made available to Buyer or its officers, directors, employees, agents or representatives in any “data room,” confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty in Article IV.

5.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither the Buyer nor any other Person on behalf of the Buyer makes any express or implied representation or warranty in connection with the Contemplated Transactions. Neither the Buyer nor any other Person will have or be subject to any claim, liability or indemnification obligation to Seller or any other Person resulting from the distribution or failure to distribute to Seller, or Seller’s use of, any information or other material made available to Seller in connection with the Contemplated Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Prior to the Closing. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the Buyer or as set forth on Section 6.1 of the Seller Disclosure Schedule, during the period from the date of this Agreement to the Closing, (a) the Seller shall, and shall cause its Subsidiaries to, to the extent related to or affecting the Purchased Assets, (i) conduct its business as it relates to the Purchased Assets in the ordinary course in all material respects, as such business is being conducted as of the date hereof, provided, that the Seller may take any action required by the Externalization Agreement in order to satisfy the conditions to Closing set forth therein, (ii) use commercially reasonable efforts to maintain and preserve intact its assets and business organization, (iii) not take or omit to take any action which would have a Material Adverse Effect on the Seller and its Subsidiaries, and (b) each of the Seller and Buyer shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Seller or Buyer either to obtain any necessary approvals of any SRO or Governmental Entity required for the Contemplated Transactions and Externalization Transaction or to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions and Externalization Transaction.

6.2 Seller Forbearances. During the period from the date of this Agreement to the Closing, except as provided on Section 6.2 of the Seller Disclosure Schedule, the Seller shall not, and shall not permit any of its Subsidiaries to, in each case to the extent such action would materially affect the Purchased Assets, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or, make any loan or advance or capital contribution to, or investment in, any person;

(b) issue any notes, bonds or other debt securities or any capital stock or equity-based securities of the Seller or its Subsidiaries or any capital stock or equity-based securities convertible, exchangeable or exercisable into any capital stock or other equity securities of the Seller or its Subsidiaries, or amend any term of any outstanding equity securities;

(c) acquire, sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any Purchased Asset; provided that in no event shall a repayment of principal of a Purchased Loan, or a redemption or transfer of any Purchased Equity Interest, in each case not initiated, encouraged, authorized or within the control of Seller or its Subsidiaries, be deemed to be prohibited by this Section 6.2(c); and provided further, that in no event will the taking of any action by Seller or its Subsidiaries required to be taken under any Purchased Loan Documents or Equity Governing Documents, whether in connection with the Contemplated Transactions or otherwise, be deemed to be prohibited by this Section 6.2(c);

(d) modify, amend or waive any of the terms, covenants or conditions of any Purchased Asset or authorize the acceleration or repayment of any Purchased Asset;

(e) loan any money to, or make any equity investment in, any Existing Portfolio Company; provided, however, that the foregoing shall in no way restrict loans or investments required to be made (and only to the extent required to be made) pursuant to obligations set forth on Section 6.2(e) of the Seller Disclosure Schedule, whether in connection with unfunded commitments, delayed draw loans, follow-on investments or otherwise;

(f) subordinate or release any security or Purchased Loan Collateral for any Purchased Loan (other than releases required under the applicable Purchased Loan Documents or the ordinary course release of funds from escrow or reserve accounts required by the applicable Purchased Loan Documents);

(g) amend the Seller Articles or the Seller Bylaws, or take any action to exempt any person or entity (other than Buyer or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its Organizational Documents;

(h) commence or settle any material claim, action or proceeding relating to the Purchased Assets;

(i) effect any corporate restructuring, corporate reorganization or complete or partial liquidation;

(j) implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods (including with respect to the calculation of net asset value), or make or change any Tax elections, unless required by GAAP or recommended by the Audit Committee of the Seller Board; provided, however, that such implementation or adoption shall not impact the calculation of Purchase Price;

(k) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to Closing set forth in Article VIII not being satisfied; or

(l) agree to take, or publicly announce an intention to take, any of the actions prohibited by this Section 6.2.

Notwithstanding anything to the contrary contained in Section 6.2, in no event shall Seller be required to take any action, or be limited or restricted from taking any action, or be required to refrain from taking any action to the extent an agreement to take such action, or to be so limited or restricted, or such requirement to refrain, would be inconsistent with, conflict with, or result in a violation or default of, or otherwise be restricted by, the Seller Financing Documents or Applicable Law, and if and to the extent necessary, this Section 6.2 shall be deemed to be automatically modified to the extent necessary to ensure compliance with the Seller Financing Documents and Applicable Law. In the event Seller takes any action without Buyer’s consent in reliance on this paragraph, Seller shall promptly notify Buyer of the taking of such action.

6.3 New Investments. Notwithstanding anything to the contrary contained in the foregoing Sections 6.1 and 6.2, but at all times subject to the terms of the Externalization Agreement, from and after the Cut-off Time, Seller may, without Buyer’s consent, make investments in any company other than an Existing Portfolio Company (“New Investments”).

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory and Other Matters.

(a) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Contemplated Transactions, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to Applicable Laws relating to the confidentiality of information, all information relating to the Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Contemplated Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as reasonably practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Contemplated Transactions and each party will keep the other apprised of the status of matters relating to completion of the Contemplated Transactions. Notwithstanding the foregoing, in no event shall Buyer be obligated to pay any fee, Taxes or grant any concession in connection with (i) delivering notices to third parties or obtaining any consents from third parties (other than the fees of any HSR filing, which shall be borne by Buyer in accordance with Section 9.3) or (ii) the transfer of the Purchased Assets to Buyer.

(b) Without in any way limiting the foregoing Section 7.1(a):

(i) As promptly as reasonably practicable after the date of this Agreement, the Seller shall prepare (with Buyer’s reasonable cooperation), and use its commercially reasonable efforts to file, within fifteen (15) Business Days following the date of this Agreement, the preliminary Proxy Statement with the SEC (which the parties acknowledge and agree will include the relevant proposals relating to the Externalization Transaction and may, to the extent required by Applicable Law, include any required proposal relating to “golden parachute,” “say on pay” or similar matters, provided that approval of the foregoing matters, other than approval of the Externalization Transaction, shall not be conditions to Closing), which Proxy Statement shall comply with the rules and regulations promulgated by the SEC. No filing of, or amendment or supplement to, the Proxy Statement as it relates to Buyer or the Contemplated Transactions will be made by the Seller without providing Buyer a reasonable opportunity to review and comment thereon which comments the Seller will consider for inclusion in good faith. In connection with the foregoing, each of Buyer and the Seller shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish to the other and the other’s agents, all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement. The Seller will advise Buyer promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Buyer with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. The Seller shall promptly provide responses, or additional information, to the SEC with respect to all comments, or requests, received with respect to the Proxy Statement and promptly file any amendments or supplements to the Proxy Statement. If, at any time prior to the Closing, any information relating to the Seller or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Seller or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to stockholders of the Seller; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party. The Seller will cause the Proxy Statement to be mailed to the Seller Stockholders as of the record date for the Seller Stockholder Meeting as promptly as practicable once the Proxy Statement is cleared by the SEC (which shall include upon the expiration of the ten (10) day period following the filing the preliminary Proxy Statement in the event the SEC does not review the Proxy Statement), and the Proxy Statement, in definitive form, is filed with the SEC.

(ii) Each of Buyer and the Seller shall, if and to the extent required, file with the FTC and the DOJ a Notification and Report Form relating to this Agreement and the Contemplated Transactions as required by the HSR Act as soon as reasonably practicable following the execution and delivery of this Agreement. Each of Buyer and the Seller shall (A) cooperate and coordinate with the other in the making of such filings (if required), (B) supply the other with any information that may be required in order to make such filings, (C) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (D) take all action reasonably necessary to cause the expiration or termination of any applicable waiting period under the HSR Act applicable to the Contemplated Transactions as soon as practicable. Each of Buyer and the Seller shall promptly inform the other of any communication from any Governmental Entity regarding any of the Contemplated Transactions in connection with such filings. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to the Contemplated Transactions pursuant to the HSR, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(iii) Promptly following the date hereof, Seller shall (i) inform the SBA of the Contemplated Transactions and the Externalization, (ii) seek the SBA’s guidance regarding the continued effectiveness of the SBA licenses held by Seller or the SBIC Subsidiaries and consent to keep the SBA Debentures outstanding, and (iii) take such actions and, in accordance with SBA guidelines, make such filings, as may be reasonably necessary to obtain the SBA’s approval of the Contemplated Transactions or the Externalization, as directed by the SBA (and not Buyer or New Adviser), and the continued effectiveness of the SBA licenses held by Sellers or the SBIC Subsidiaries and consent to keep the SBA Debentures outstanding (the “SBA Approval”); provided, however, that receipt of the SBA Approval shall not be a condition to Closing and, in the event the SBA Approval has not been obtained by the date on which all other conditions to Closing have been satisfied (other than those conditions that can only be satisfied at Closing), then the parties shall take the steps set forth in Section 2.6(b) with respect to the SBA Debentures and the surrender of the SBIC licenses in accordance with SBA regulations. In connection with the foregoing, Seller shall reasonably cooperate with each of Buyer and the New Adviser to facilitate the obtaining of the SBA Approval and the related transfer of the SBA licenses; provided, however, that in no event shall Seller (i) be obligated to advocate on Buyer’s or New Adviser’s behalf in connection with the SBA Approval, and (ii) in no event shall Seller’s cooperation with Buyer be deemed the failure to cooperate with New Adviser under this Section 7.1(b)(iii), and vice versa.

(c) Subject to Applicable Law, each of Buyer and the Seller shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Contemplated Transactions that causes such party to believe that there is a reasonable likelihood that any Buyer Regulatory Approval or Seller Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

7.2 Access to Information. (a) Upon reasonable notice and subject to Applicable Laws relating to the confidentiality of information, the Seller shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Buyer, reasonable access, during normal business hours during the period prior to the Closing, to the properties, books, contracts, commitments, management employees and records of Seller and its Subsidiaries, and, during such period, the Seller shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such party is not permitted to disclose under Applicable Law) and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither the Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Seller shall file all periodic reports required to be filed by it between the date hereof and the Closing Date. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5(c) for Seller SEC Reports.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of January 8, 2018 (the “Confidentiality Agreement”).

(d) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

7.3 Stockholder Approval.

(a) As promptly as reasonably practicable following the Seller’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Seller that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Seller, acting through the Seller Board, shall duly call, give notice of, convene and hold the Seller Stockholder Meeting for the purpose of obtaining the Seller Stockholder Approval. In connection therewith, the Seller Board shall be permitted to adjourn, delay or postpone the Seller Stockholder Meeting in accordance with Applicable Law (but not beyond the Outside Date) (i) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Seller Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Seller’s stockholders prior to the Seller Stockholder Meeting, (ii) if there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Stockholder Meeting, or (iii) to allow reasonable additional time to solicit additional proxies to the extent the Seller Board or any committee thereof reasonably believes necessary in order to obtain the Seller Stockholder Approval. In addition, the Seller Board shall, at the instruction of the Buyer, adjourn, delay or postpone the Seller Stockholder Meeting to allow reasonable additional time to solicit additional proxies to the extent the Buyer believes necessary in order to obtain the Seller Stockholder Approval. Unless the Seller Board has made an Adverse Recommendation Change, the Seller shall, through the Seller Board, make the Board Recommendation, and shall include such Board Recommendation in the Proxy Statement, and use its commercially reasonable efforts to (x) solicit from Seller stockholders proxies in favor of the Seller Stockholder Approval (y) take all other action necessary or advisable to secure the Seller Stockholder Approval.

(b) Except as expressly permitted in Section 7.6(e) and 7.6(f), neither the Seller Board nor any committee thereof shall (i) fail to include the Board Recommendation in the Proxy Statement, (ii) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Board Recommendation, (iii) fail to reaffirm the Board Recommendation or fail to publicly state that the Contemplated Transactions and Externalization Transaction are in the best interests of the Seller’s stockholders, within ten (10) Business Days after Buyer requests in writing that such action be taken, (or if the Seller Stockholder Meeting is scheduled to be held within two (2) Business Days, then within one (1) Business Day after Buyer requests), (iv) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange relating to the securities of the Seller shall have been commenced, an unqualified statement disclosing that the Seller Board recommends rejection of such tender offer or exchange offer, (v) take or resolve to take any other action or make any other statement in connection with the Seller Stockholder Meeting inconsistent with the Board Recommendation, or (vi) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (any action described the foregoing (i) through (vi) being referred to as an “Adverse Recommendation Change”).

7.4 Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.5 Advice of Changes. Each of Buyer and the Seller shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it, (ii) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement that would result in the conditions to Closing set forth in Article VIII not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

7.6 No Solicitation.

(a) Subject to Section 7.6(d), the Seller shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b) Until the earlier of the Closing and termination of this Agreement, the Seller shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by the Seller or any of its representatives of any Competing Proposal, any inquiry that would reasonably be expected to lead to a Competing Proposal or any request for nonpublic information, deliver to Buyer a written notice setting forth: (A) the identity of the Third Party making such Competing Proposal or inquiry or request for nonpublic information (to the extent not prohibited by any applicable confidentiality agreement existing prior to the date of this Agreement), (B) the material terms and conditions of any such Competing Proposal, and (C) copies of any draft agreements or other written materials setting forth the terms of such Competing Proposal, inquiry or request for nonpublic information. The Seller shall (i) keep Buyer reasonably informed of any and all discussions, negotiations or developments in respect of and the status and details of any such Competing Proposal, inquiry or request and all discussions, modifications, developments or proposed modifications thereto on a prompt basis, and (ii) provide Buyer with copies of all correspondence and all drafts and other versions of all letters of intent, memorandums of understanding, acquisition agreements, merger agreements, joint venture agreements, partnership agreements, commitment letters or similar or related documents or agreements, in each case, on a prompt basis (and in any event, for each of clauses (i) and (ii), within two (2) Business Days.

(c) Except as otherwise provided in this Agreement (including Section 7.6(d)), until the earlier of Closing and termination of this Agreement in accordance with its terms, the Seller shall not, and shall use commercially reasonable efforts to cause its representatives not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage the making of any proposal or offer with respect to a Competing Proposal or (ii) engage in negotiations or substantive discussions with, or furnish any information to, or enter into any agreement, arrangement or understanding with, any Third Party relating to a Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal; provided however, that notwithstanding the foregoing, (A) the Seller may inform Persons of the provisions contained in this Section 7.6, and (B) the Seller shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any Third Party with respect to the Seller in order to allow such Third Party to confidentially submit a Competing Proposal.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Seller Stockholder Approval is obtained, in the event that the Seller (or its representatives on the Seller’s behalf) receives a Competing Proposal from any Third Party, (i) the Seller and its representatives may contact such Third Party to clarify any ambiguous terms and conditions thereof (without the Seller Board being required to make the determination in clause (ii) of this Section 7.6(d)) and (ii) the Seller and the Seller Board and its representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its representatives and Affiliates if the Seller Board determines in good faith (after consultation with its outside financial advisors and legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (B) failure to consider such Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the directors of the Seller under Applicable Law; provided, that (x) such Competing Proposal did not result from any material breach of any of the provisions set forth in this Section 7.6, (y) prior to furnishing any material non-public information concerning the Seller, the Seller receives from such Third Party, a confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to the Seller than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to the Seller or the Seller Board) (an “Acceptable Confidentiality Agreement”) and (z) the Seller shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) simultaneously provide or make available to Buyer any material written non-public information concerning the Seller that it provides to any Third Party given such access that was not previously made available to Buyer or its representatives.

(e) The Seller Board shall not (i) effect an Adverse Recommendation Change, or (ii) approve or recommend, or allow the Seller to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement); provided however, that notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Seller Stockholder Approval, the Seller Board may (x) other than in response to a Competing Proposal, make an Adverse Recommendation Change if the Seller Board determines in good faith (after consultation with its outside financial advisor and legal counsel) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Seller Board under Applicable Law, or (y) if the Seller has received a Competing Proposal that the Seller Board has determined in good faith (after consultation with its outside financial advisor and legal counsel), constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Seller to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 9.1(g), but in each case only after providing the Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and complying with Section 7.6(f).

(f) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 9.1(g) may be effected, in each case until 5:00 p.m. Eastern Time on the fifth (5th) calendar day following receipt of written notice from the Seller to Buyer advising Buyer that the Seller intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or that termination of this Agreement pursuant to Section 9.1(g) may occur (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action is a Superior Proposal, the material terms and conditions of any such Superior Proposal. At the option of Buyer, the parties shall negotiate in good faith with each other and the New Adviser during such period to amend this Agreement and the Externalization Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the Seller Board shall take into account any revisions to the terms of this Agreement and the Externalization Agreement proposed in writing by the other party in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise. Any material amendment to such Superior Proposal shall require a new Notice of Superior Proposal and the applicable party shall be required to comply again with the requirements of this Section 7.6(f); provided, however, that the notice period for subsequent notices shall end at 5:00 p.m. Eastern Time on the third (3rd) calendar day after receipt of such subsequent notice.

(g) Nothing in this Agreement shall restrict Seller from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure if, in the good faith judgment of the Seller Board, failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties of the Seller Board under Applicable Law (it being agreed that a “stop, look and listen” communication by the Seller Board to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Seller that describes Seller’s receipt, as applicable, of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement.

7.7 Repayment of Indebtedness. At least five (5) Business Days prior to the Closing, the Seller shall deliver to Buyer a draft copy of a customary payoff letter in form and substance reasonably satisfactory to Buyer relating to the Loan Repayment and the release of related Liens (the “Payoff Letter”). At least two (2) Business Days prior to the Closing Date, the Seller shall deliver to Buyer an executed copy of each Payoff Letter to be effective upon the Closing. The Seller shall, and shall cause its Subsidiaries to, deliver all the documents required for the termination of commitments under the Seller Loan Documents, subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding thereunder.

7.8 Takeover Statutes. The parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Contemplated Transactions and Externalization Transaction, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Contemplated Transactions and Externalization Transaction may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Contemplated Transactions and Externalization Transaction.

7.9 Litigation. The Seller shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Seller and/or its directors relating to the Contemplated Transactions. The Seller agrees that it shall not settle or offer to settle any litigation commenced on or after the date hereof against the Seller or any of its directors or executive officers by any stockholder of the Seller relating to this Agreement or the Contemplated Transactions or otherwise, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.10 Restricted Assets. If any Restricted Asset exists on the Closing Date, notwithstanding Sections 2.1 and 2.2, neither this Agreement nor the Assignment and Assumption Agreements nor any other document contemplated hereby shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Asset unless and until the applicable Consent is obtained, and prior to and following the Closing, the Seller shall use commercially reasonable efforts to obtain the Consent relating to each relevant Purchased Asset as soon as reasonably practicable. Buyer shall cooperate with Seller in order to obtain each such Consent (both prior to and after the Closing Date). If any such Consent is obtained after the Closing Date, Seller shall convey, transfer, assign and deliver the applicable Restricted Asset to Buyer pursuant to an Assignment and Assumption Agreement as soon as reasonably practicable following receipt of the relevant Consent. Pending the obtaining of any Consent relating to any Restricted Asset, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the full benefits (including economic) and rights of ownership of the Restricted Assets, including without limitation granting a participation interest or entering into a “back-to-back” or other similar arrangement to in which all benefits and rights of ownership will be passed through to Buyer. In addition, prior to the receipt of such required Consent, Seller shall with respect to any Restricted Asset, take action, refrain from taking action, vote or abstain from voting, as directed by Buyer. Notwithstanding the foregoing, no participation interest or similar arrangement entered into pursuant to this Section 7.10 shall convey to Buyer the right to consent to any amendment, consent, waiver or other modification of any Purchased Loan Documents or Equity Governing Documents relating to any Restricted Assets to the extent that the conveyance of such right by Seller to Buyer is contested by the counterparty to such Purchased Loan Documents or Purchased Equity Interests, as applicable.

7.11 Buyer as Successor Agent. Except as otherwise agreed by the parties, from and after the date hereof, with respect to each Purchased Loan for which Seller acts as Administrative Agent or with respect to which Seller is otherwise the secured party of record, Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain all Consents, approvals and agreements of any third party (other than a Governmental Entity) to the appointment of Buyer or a designee thereof as the successor (the “Successor Agent”) to Seller or any of its Subsidiaries or Affiliates as Administrative Agent under any of the Purchased Loan Documents with respect to such Purchased Loan and (y) to arrange on or as soon as possible after the Closing Date for (I) the transfer to Buyer or its designee of all Purchased Loan Collateral, a security interest in which may be perfected under the Uniform Commercial Code through possession by a secured party (the “Possessory Collateral”), (II) the filing of UCC-3 financing statement amendments with respect to the Purchased Loan Collateral amending the secured party field to identify Buyer or its designee as the secured party of record and (III) any other actions necessary or reasonably requested by Buyer to perfect the security interest of Buyer (or its designee) of its security interests in the Purchased Loan Collateral. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any such Consents shall not have been obtained prior to the Closing, Buyer and Seller shall continue to cooperate with each other and use it commercially reasonable efforts to obtain such Consents as promptly as reasonably practicable after the Closing. Pending receipt of any such Consents, (i) Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate with each other to effect mutually agreeable, reasonable and lawful arrangements (each an “Alternative Arrangement”) designed to provide Buyer and its Affiliates with substantially similar rights and benefits that would have accrued to each such Person had such Consents, approvals or agreements been obtained, and (ii) without limitation of the foregoing, with respect to each relevant Purchased Loan, Seller (A) shall deliver, or shall cause to be delivered, to Buyer or its designee as soon as reasonably practicable, but in any event within three (3) Business Days of receipt thereof, copies of all certificates, financial statements, notices and other documents Seller or any of its Subsidiaries or Affiliates receives in connection with serving as Administrative Agent under any such Purchased Loan, (B) shall pay, or cause to be paid, to Buyer as soon as reasonably practicable, but in any event within ten (10) Business Days of receipt thereof, any fees received in connection with serving as Administrative Agent under such Purchased Loan, less any actual, out-of-pocket expenses incurred in connection therewith (such fees to be held in trust by Seller or its Subsidiaries or Affiliate for the benefit of Buyer until so paid to Buyer), (C) shall, and shall cause its Subsidiaries or Affiliates to, take any action reasonably requested by Buyer or its designee in Seller’s or its Subsidiary’s or Affiliate’s capacity as Administrative Agent under such Purchased Loan (including requesting information to which it is entitled thereunder) and (D) shall not, and shall cause its Subsidiaries or Affiliates not to, take any action (including, for the avoidance of doubt, providing or withholding consent or approval with respect to any matter thereunder) in its capacity as Administrative Agent under such Purchased Loan without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, Seller hereby agrees that to the extent Buyer’s security interest in the Purchased Loan Collateral has not been fully perfected as of the Closing Date and Seller continues to constitute the secured party of record with respect to any Purchased Loan Collateral, whether in its capacity as an Administrative Agent or otherwise, Seller shall be deemed to act as Buyer’s agent for the purposes of perfection. Without limitation of the foregoing, to the extent that Seller continues to hold any Possessory Collateral on or after the Closing Date, Seller hereby agrees that it will hold such Possessory Collateral as bailee and agent for Buyer, as secured party. For the avoidance of doubt, Seller or its applicable Subsidiary or Affiliate thereof shall resign as Administrative Agent under the applicable Purchased Loan Document effective upon the appointment of Buyer or its designees as Successor Agent under such Purchased Loan Document.

7.12 Notices; Post-Closing Remittances; Correspondence; Further Assurances.

(a) Prior to Closing, except as it relates to Purchased Assets described in Section 3.4(a) that are transferred via the transfer of the equity of the Subsidiary that holds the relevant Purchased Assets (to the extent such notices are not required), Seller shall give notice to all Borrowers, issuers and other necessary parties, in form and substance reasonably acceptable to Buyer, notifying them of the sale of the relevant Purchased Assets to Buyer and shall provide them with information regarding the account(s) to which all Loan and other payments under the Purchased Loan Documents and Equity Governing Documents shall be made following the Closing Date. Buyer agrees to reasonably cooperate with Seller in connection with the foregoing and shall promptly provide Seller with such information as it may reasonably require in connection with providing such notices.

(b) Amounts which are paid in respect of the Purchased Assets and are received by Seller following the Closing in respect of Purchased Assets sold to Buyer at the Closing, shall be received by Seller as agent, in trust for and on behalf of Buyer and Seller shall pay promptly all of such amounts over to Buyer and shall provide Buyer information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.

(c) Following the Closing, to the extent that Seller receives (and Buyer does not also receive) any mail (including electronic mail) or other correspondence or materials relating to Purchased Assets sold to Buyer at the Closing or the Assumed Obligations relating thereto (other than any internal mail, correspondence, or materials generated by Seller itself), Seller shall promptly forward such mail, correspondence, or other materials to Buyer.

(d) Seller shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby and shall reasonably cooperate with Buyer in connection with the transition of the Purchased Assets to Buyer. Any other assignments, in particular any additional assignments of any lien instruments, any transfer documents, instruments of further assurance, approvals and consents as may be desired by Buyer to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby shall be prepared by Buyer and submitted to Seller for execution, if necessary, and Seller has executed such documents, instruments, approvals or consents, as soon as reasonably practicable after the Closing Date.

7.13 Contact with Portfolio Companies; Confidentiality.

(a) For the period of 18 months following the Closing Date, the Seller will not, and will cause its Subsidiaries, successors and their respective employees and representatives not to, either individually or for any other Person, directly or indirectly, loan any money to, make any equity investment in, solicit or engage in any commercial capacity with any Existing Portfolio Company, in each case without the Buyer’s prior consent.

(b) The parties agree that the Confidentiality Agreement shall terminate automatically as of the Closing without any further action by the parties and without further obligations or liabilities of Buyer.

(i) For a period of three years following the Closing, Seller shall, and will cause its Subsidiaries, successor, advisor, and their respective employees and representatives to, treat and hold as strictly confidential any data or information related to the Seller and its Subsidiaries (but only to the extent such information relates to Purchased Assets and Assumed Liabilities), the Buyer or its direct or indirect shareholders, including information and documents disclosed to Seller (or its respective Affiliates or representatives), whether before or after the date hereof, pursuant to this Agreement or in connection with the Contemplated Transactions, provided, that Seller shall not be bound by the confidentiality requirements of this Section 7.13(b) with respect to data or information and documents which (A) are or become generally available to the public other than as a result of a disclosure by Seller after the Closing Date in breach of its obligations hereunder, (B) are required to be disclosed in connection with the ordinary course of Seller’s SEC’s reporting process, (C) are required to be disclosed by Applicable Law or the rules of any SRO so long as reasonable prior notice is given to Buyer of such disclosure and a reasonable opportunity is afforded to Buyer to contest the same, or (D) is disclosed in connection with the enforcement of any right or remedy relating to this Agreement.

(ii) For a period of three years following the Closing, Buyer shall, and will cause its Subsidiaries, successor, advisor, and their respective employees and representatives to, treat and hold as strictly confidential any data or information related to the Seller and its Subsidiaries, or its direct or indirect shareholders, including information and documents disclosed to Buyer (or its respective Affiliates or representatives), whether before or after the date hereof, pursuant to this Agreement or in connection with the Contemplated Transactions, provided, that Buyer shall not be bound by the confidentiality requirements of this Section 7.13(b)(ii) with respect to data or information and documents which (A) relates to the Purchased Assets or Assumed Obligations, (B) are or become generally available to the public other than as a result of a disclosure by Buyer after the Closing Date in breach of its obligations hereunder, (C) are required to be disclosed by Applicable Law the rules of any SRO so long as reasonable prior notice is given to Seller of such disclosure and a reasonable opportunity is afforded to Seller to contest the same or (D) is disclosed in connection with the enforcement of any right or remedy relating to this Agreement.

7.14 Solvency. Seller covenants and agrees that immediately after giving effect to the Contemplated Transactions, each of the Seller and its Subsidiaries will (a) be able to pay their respective debts as they become due, (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Seller or its Subsidiaries.

7.15 Externalization Transaction. Seller covenants and agrees to (i) take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the Externalization Transaction in accordance with, and subject to the terms of, the Externalization Agreement, (ii) enforce all rights and remedies available to Seller under the Externalization Agreement to consummate and make effective the Externalization Transaction and (iii) not amend, modify or supplement the Externalization Agreement or waive any rights thereunder without the prior written consent of Buyer.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Consummate the Closing. The respective obligations of the parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Seller Stockholder Approval and Externalization Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. Each Seller Regulatory Approval listed on Schedule 8.1(b) and each Buyer Regulatory Approval listed on Schedule 8.1(b) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Contemplated Transactions shall be in effect.

(d) HSR Act. Any applicable waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated.

(e) No Litigation. There shall be no pending suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) challenging the Contemplated Transactions, seeking to restrain or prohibit the consummation of the Contemplated Transactions or seeking to obtain from the Seller or Buyer any damages that are material in relation to the Seller and its Subsidiaries taken as a whole, or (ii) seeking to prohibit Buyer or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Seller and its Subsidiaries.

8.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Contemplated Transactions is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.4, the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer or the Chief Financial Officer of the Seller to the foregoing effect.

(b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer or the Chief Financial Officer of the Seller to such effect.

(c) Pay-Off Letter. The Seller shall have delivered to Buyer the Payoff Letter, in form and substance reasonably satisfactory to Buyer, with respect to the Loan Repayment.

(d) No Seller Material Adverse Effect. Between the date hereof and Closing, no Material Adverse Effect on Seller shall have occurred; and Buyer shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer or the Chief Financial Officer of the Seller to such effect.

8.3 Conditions to Obligations of Seller. The obligation of the Seller to effect the Contemplated Transactions is also subject to the satisfaction or waiver by the Seller at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 8.4, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.

8.4 Standard. No representation or warranty of the Seller contained in Article IV or of Buyer contained in Article V shall be deemed untrue, inaccurate or incorrect for purposes of Section 8.2(a) or 8.3(a), as applicable, under this Agreement, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of the Seller, or Article V, in the case of Buyer, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Seller or Buyer, respectively (disregarding, except as it relates to Section 4.8, all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 4.2(a), taken as a whole), and (y) Sections 4.1(a), 4.3(a), 4.3(b)(i), 4.7, and 4.11(b) in the case of the Seller, and Sections 5.2(a), 5.2(b)(i) and 5.4, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

8.5 Frustration of Closing Conditions. Neither the Seller nor Buyer may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as applicable, to be satisfied if such failure was primarily caused by the party relying on such failure to perform any of its material obligations under this Agreement.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Seller Stockholder Approval:

(a) by mutual consent of the Seller and Buyer in a written instrument authorized by the Seller Board and Buyer;

(b) by either the Seller or Buyer, if any Governmental Entity that must grant a Seller Regulatory Approval listed on Schedule 8.1(d) or Buyer Regulatory Approval listed on Schedule 8.1(d) has denied approval of the Contemplated Transactions and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Contemplated Transactions;

(c) by either the Seller or Buyer, if the Contemplated Transactions shall not have been consummated on or before October 5, 2018 (the “Outside Date”); provided, however, that the terminating party is not then in material breach of any representation, warranty, covenants or other agreement contained herein which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be.

(d) by either Buyer or the Seller, at any time prior to the Closing, in the event that the Seller shall have failed to obtain the Seller Stockholder Approval at the Seller Stockholder Meeting (including any adjournments, delays or postponements thereof) at which a final vote is taken on this Agreement and the Contemplated Transactions and Externalization Transaction; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party where the failure to obtain the Seller Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement; or

(e) by either the Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and which is not cured within 15 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

(f) by Buyer, (i) at any time after the Seller Board shall have effected an Adverse Recommendation Change prior to receipt of the Seller Stockholder Approval, or (ii) in the event the Seller shall have materially breached any of its obligations under Section 7.6; or

(g) by the Seller, in the event that: (i) the Seller shall have received a Superior Proposal, (ii) subject to the Seller’s obligations under Section 7.6(f), the Seller Board or any authorized committee thereof shall have authorized the Seller to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (iii) concurrently with the termination of this Agreement, the Seller pays Buyer the Initial Termination Fee contemplated by Section 9.4 and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; provided, however, that Seller’s right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available unless Seller simultaneously terminates the Externalization Agreement.

The party desiring to terminate this Agreement pursuant to clause (b) through (g) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or Buyer as provided in Section 9.1, this Agreement shall become void and have no effect, and none of the Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Contemplated Transactions, except that (a) Sections 7.2(c), 9.2, 9.3, 9.4 and Article X shall survive any termination of this Agreement, and (b) except as provided in Section 10.9(c), neither the Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of any provision of this Agreement (which, for this purpose, shall mean an act or failure to act undertaken by the breaching party who had actual knowledge, or should have had knowledge, and intention that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement); provided, however, that prior to seeking monetary damages from Buyer, Seller must first seek (but fail) to obtain specific performance against Buyer in accordance with Section 10.9; and provided, further that in no event shall the foregoing obligation to first seek injunctive relief hinder or delay a right that Seller would otherwise have had to seek monetary damages prior to Closing in connection with a breach of this Agreement by Buyer.

9.3 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees or expenses; provided, that (i) the costs and expenses of preparing, filing, printing and mailing the Proxy Statement (excluding legal, accounting and other related expenses of the Seller, Buyer or the New Adviser), and all other filing fees or amounts paid to the SEC in connection with the Contemplated Transactions shall be split equally by Buyer, Seller and the New Adviser, and (ii) the fees of any HSR filing shall be borne by Buyer.

(b) In the event that this Agreement is terminated pursuant to Section 9.1(d), and provided that Buyer was not in material breach of its representations, warranties, covenants or agreements hereunder at the time of termination, then the Seller will pay to Buyer, as its sole recourse (but subject to its right to receive a Tail Transaction Fee in accordance with Section 9.4(b)) in connection with the termination of this Agreement in accordance with Section 9.1(d), no later than two (2) Business Days after receipt of supporting documentation evidencing the Buyer Expenses, an amount in cash equal to the Buyer Expenses to the account or accounts designated by Buyer (the “Expense Reimbursement”). Each of the parties hereto acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, without which, the parties would not enter into this Agreement.

9.4 Termination Fee.

(a) In the event that this Agreement is terminated pursuant to Section 9.1(f) or Section 9.1(g) then, the Seller will pay to Buyer, as its sole recourse in connection with termination of this Agreement in accordance with Section 9.1(f) or Section 9.1(g), as applicable, a fee in an amount equal to $18,000,000 (the “Initial Termination Fee”). The Initial Termination Fee shall be payable no later than two (2) Business Days after the date on which this Agreement is terminated by Buyer pursuant to Section 9.1(f) and immediately prior to the time of and as a condition to termination by the Seller pursuant to Section 9.1(g).

(b) In the event that (i) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d), (ii) prior to such termination, a Competing Proposal shall have been made to the Seller and disclosed to stockholders of Seller, or a Competing Proposal shall have been made to the stockholders of the Seller generally, or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal after the date of this Agreement and before the date this Agreement is terminated, (iii) within twelve (12) months after the date of such termination, the Seller enters into a definitive agreement with respect to a Competing Proposal (or transaction that would have constituted a Competing Proposal if made prior to the termination of this Agreement) or consummates a Competing Proposal (provided that, in each case for purposes of this Section 9.4(b), the references to “twenty percent (20%)” in the definition of Competing Proposal shall be deemed references to “fifty percent (50%)”) (a “Tail Transaction”), and (iv) such Tail Transaction is consummated, then, the Seller will pay to Buyer, as its sole recourse in connection with the termination of this Agreement in accordance with Section 9.1(c) or Section 9.1(d), as applicable (but subject to Buyer’s rights under Section 9.3(b) with respect to Buyer’s right to receive an Expense Reimbursement in connection with the termination of this Agreement in accordance with Section 9.1(d)), a fee in an amount equal to $18,000,000 (the “Tail Termination Fee”) (less, if applicable, any amounts previously paid in accordance with the provisions of Section 9.3(b)); provided that such fee shall be paid not later than two (2) Business Days after the date on which the Seller, or one or more of its Subsidiaries, consummates such Competing Proposal.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Initial Termination Fee and Tail Termination Fee are not penalties, but are liquidated damages, in a reasonable amount that will compensate Buyer, in the circumstances in which the such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, the parties would not enter into this Agreement, (iv) in the event that the Seller shall fail to pay the Initial Termination Fee, Tail Termination Fee or Expense Reimbursement when due, and, in order to obtain such payment, the Buyer commences a suit that results in a final, non-appealable judgment against the Seller, the Seller shall pay to the Buyer, costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Initial Termination Fee, Tail Termination Fee or Expense Reimbursement (as applicable) at a rate equal to five percent (5%) commencing on the date such payment was required to be made through the date of payment and (v) in no event shall the Seller be required to pay both the Initial Termination fee and Tail Termination Fee, and in no event shall Seller be obligated to pay an Initial Termination Fee or a Tail Termination Fee more than once.

9.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by the Seller Board and Buyer, at any time before or after receipt of the Seller Stockholder Approval; provided, however, that after receipt of the Seller Stockholder Approval, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6 Extension; Waiver. At any time prior to the Closing, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of the other party or (c) waive compliance with any of the agreements or conditions contained in this Agreement of the other party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

10.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Seller, to:

Triangle Capital Corporation

3700 Glenwood Avenue, Suite 530

Raleigh, NC 27612

Attention: E. Ashton Poole

e-mail: apoole@tcap.com

with a copy to:

Eversheds Sutherland (US) LLP

700 Sixth St., NW

Washington, DC 20001

Attention:

Harry Pangas, Esq.

e-mail: harrypangas@eversheds-sutherland.com

and

Douglas Leary, Esq.

e-mail: dougleary@eversheds-sutherland.com

(b) if to Buyer, to:

BSP Asset Acquisition I, LLC

c/o Benefit Street Partners L.L.C.

9 West 57th Street

Suite 4920

New York, New York 10019

Attention: David Manlowe, Senior Managing Director and Chief

Operating Officer

Email: D.Manlowe@benefitstreetpartners.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Paul Van Houten

Email: paul.vanhouten@ropesgray.com

10.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any Applicable Law.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

10.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

10.6 Governing Law; Jurisdiction. This Agreement and all disputes related hereto shall be governed and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Contemplated Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.7 Publicity. Neither the Seller nor Buyer shall, and neither the Seller nor Buyer shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement or statement by the Seller, or the Seller, in the case of a proposed announcement or statement by Buyer; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party and opportunity to reasonably comment) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

10.8 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. Buyer and the Seller hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach of any covenants or obligations set forth in this Agreement, the non breaching party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.9(b), neither party shall in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.9(b) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.9(b) shall require either party to institute any proceeding for (or limit the such party’s right to institute any proceeding for) specific performance under this Section 10.9(b) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.9(b) or anything set forth in this Section 10.9(b) restrict or limit any party’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary set forth in this Section 10.9, the parties hereto expressly acknowledge and agree that:

(i) the remedies set forth in Section 9.4(b), if applicable, shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(c);

(ii) the remedies set forth in Section 9.3(b) and, if applicable, Section 9.4(b), shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(d); and

(iii) the remedies set forth in Section 9.4(a), if applicable, shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(f) or Section 9.1(g).

The receipt by Buyer of (i) the Tail Termination Fee in the event this Agreement is terminated under Section 9.1(c), (ii) the Initial Termination Fee in the event this Agreement is terminated under Section 9.1(f) or Section 9.1(g), or (iii) the Expense Reimbursement and, if applicable, the Tail Termination Fee in the event this Agreement is terminated under Section 9.1(d), as well as any amounts payable in accordance with Section 9.4(c)(iv), shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Buyer or any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Contemplated Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyer nor any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Seller or any of its Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination.

(d) Notwithstanding anything to the contrary set forth in this Section 10.9, Seller shall be entitled, without posting any bond and without proving the monetary damages would be inadequate, to an injunction or injunctions to enforce specifically the terms and provisions of the Equity Commitment Letter to cause the Equity Financing to be funded and to consummate the Closing if and only in the event that (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or validly waived by Buyer (other than those conditions that by their nature are to be satisfied at the Closing) and Buyer has failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 3.1 and (ii) the Seller has confirmed in an irrevocable written notice to Buyer that it is ready, willing and able to perform its obligations to effect the Closing and that if specific performance is granted and the Equity Financing is funded, then the Seller will take such actions as are required of them to cause the Closing to occur. Subject to the immediately preceding sentence, is hereby expressly agreed that the Seller shall be entitled to cause Buyer to fully enforce the terms of the Equity Commitment Letter against the other parties thereto, including by directly filing, and/or demanding that Buyer file, one or more lawsuits against such other parties to fully enforce such other party’s obligations thereunder and Buyer’s rights thereunder.

10.10 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRIANGLE CAPITAL CORPORATION

By:	/s/ E. Ashton Poole
Name: E. Ashton Poole
Title: Chairman & CEO

BSP ASSET ACQUISITION I, LLC

By:	Benefit Street Partners L.L.C., as managing member

By:	/s/ David J. Manlowe
Name: David J. Manlowe
Title: Chief Operating Officer

Signature Page